EXHIBIT 2.2

AMENDED AND RESTATED

AGREEMENT AND PLAN OF MERGER

by and among

SURGICARE, INC.

DCPS/MBS ACQUISITION, INC.

DENNIS CAIN PHYSICIAN SOLUTIONS, LTD.

MEDICAL BILLING SERVICES, INC.

And

THE SELLERS PARTY HERETO

Conformed copy dated as of July 16, 2004

as amended by

First Amendment to Agreement and Plan of Merger

dated as of September 9, 2004

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-ii-

EXHIBIT A Form of SurgiCare Restated Charter
EXHIBIT B Form of Seller Note
EXHIBIT C Form of New Equity Plan
EXHIBIT D Form of Employment Agreement
EXHIBIT E Form of Opinions of Fant & Burman, L.L.P. and Peter Workin P.C.
EXHIBIT F Form of Opinion of Strasburger & Price, LLP
EXHIBIT G Form of SurgiCare Amended and Restated By-Laws

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GLOSSARY OF DEFINED TERMS

Location of
Defined Term	Definition
Accountants	Section 2.07(b)
Acquisition Consideration	Section 9.03
Acquisitions	Recitals
Action	Section 3.11
Affiliate or affiliate	Section 9.03
Affiliated Group	Section 3.17(e)
Agreement	Preamble
ALTA	Section 3.15(b)
AMEX	Section 3.05(b)
Appraisal Shares	Section 2.01(a)
Articles of Merger	Section 1.02(b)
Assumed Incremental Gain	Section 2.10
Board Election	Section 3.04(b)
Brantley III	Recitals
Brantley III Notes	Recitals
Brantley IV	Recitals
Brantley Capital	Recitals
Brantley Capital Notes	Recitals
Bridge Notes	Recitals
business day	Section 9.03
Cain	Preamble
Class A Common Closing Price	Section 9.03
Closing	Section 1.02(a)
Closing Date	Section 1.02(a)
Code	Recitals
Confidentiality Agreements	Section 6.02
Consent	Section 3.05(b)
Constructive Sale	Section 9.03
Contract	Section 3.03(b)
control	Section 9.03
DCM	Recitals
DCPS	Preamble
DCPS Cash Consideration	Section 2.01(b)
DCPS EBITDA Shortfall Amount	Section 2.07(d)
DCPS Interests	Recitals
DCPS Notes	Section 2.01(b)
DCPS Note Balance	Section 2.07(d)
DCPS Partnership Agreement	Section 4.02
DCPS Sellers	Preamble
DCPS Share Consideration	Section 2.01(b)
DCPS/MBS Accreditations	Section 4.06(c)

-iv-

Location of
Defined Term	Definition
DCPS/MBS Acquisition Transaction	Section 6.04
DCPS/MBS Balance Sheets	Section 4.08(b)
DCPS/MBS Disclosure Schedule	Section 9.12
DCPS/MBS Employee Benefit Plan	Section 9.03
DCPS/MBS Intellectual Property	Section 4.16(b)
DCPS/MBS Material Adverse Effect	Section 9.03
DCPS/MBS Material Contracts	Section 4.13(a)
DCPS/MBS Permits	Section 4.06(a)
DCPS/MBS Real Property	Section 4.15(b)
DGCL	Recitals
Earn-out Period	Section 6.10
Employee Pension Benefit Plan	Section 9.03
Employee Welfare Benefit Plan	Section 9.03
Environmental Laws	Section 9.03
Environmental Permits	Section 3.14
Equity Financing	Recitals
ERISA	Section 3.12(a)
Exchange Act	Section 3.08
Expenses	Section 8.03(a)
Federal Employee Health Benefit Program	Section 1.07(b)
Fiduciary	Section 9.03
Filed SurgiCare SEC Documents	Section 3.10
Financial Statements	Section 4.08(a)
Five Day Average Price	Section 9.03
Fully-Diluted SurgiCare Shares	Section 9.03
Governmental Entity	Section 3.06(a)
Hazardous Substances	Section 9.03
HIPAA	Section 3.07(d)
HSR Act	Section 3.05(b)
Intellectual Property	Section 9.03
Interest Purchase	Recitals
IPS	Recitals
IPS Acquisition	Recitals
IPS Acquisition Agreement	Recitals
IPS Bridge Notes	Recitals
IPS Merger Sub	Recitals
Judgment	Section 3.05(a)
knowledge	Section 9.03
Lakepoint	Recitals
Law	Section 1.02(b)
Liability	Section 9.03
Liens	Section 3.01(b)
MBS	Preamble
MBS Board	Recitals
MBS By-Laws	Section 4.02
MBS Cash Consideration	Section 2.01(a)

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Location of
Defined Term	Definition
MBS Charter	Section 4.02
MBS Common Shares	Section 2.01(a)
MBS Common Stock	Recitals
MBS EBITDA Shortfall Amount	Section 2.07(d)
MBS Effective Time	Section 1.02(b)
MBS Sellers	Preamble
MBS Share Consideration	Section 2.01(a)
Medicaid	Section 3.07(b)
Medicare	Section 3.07(b)
Merger	Recitals
Multiemployer Plan	Section 9.03
New Equity Plan	Section 3.04(a)
Newco	Preamble
Newco Board	Recitals
Newco EBITDA	Section 9.03
Newco EBITDA Excess	Section 2.07(c)
Newco EBITDA Shortfall	Section 2.07(d)
Newco EBITDA Statement	Section 2.07(a)
Newco Net Income	Section 9.03
Newco Sale Event	Section 2.07(e)
Order	Section 7.01(b)
PBGC	Section 9.03
Person or person	Section 9.03
Prohibited Transaction	Section 9.03
Proxy Statement	Section 6.01
Qualifying Termination	Section 2.07(e)
Recapitalization	Recitals
Required Consents	Section 3.05(b)
Reverse Split Fraction	Section 9.03
ROFR	Section 6.11
ROFR Notice	Section 6.11(a)
SEC	Section 3.05(b)
Securities Act	Section 3.08(a)
Sellers	Preamble
Smith	Preamble
Stock Subscription Agreement	Recitals
Stockholder Percentages	Section 2.01(c)
Subordination Agreement	Section 7.02(l)
subsidiary or subsidiaries	Section 9.03
SurgiCare	Preamble
SurgiCare Accreditations	Section 3.06(c)
SurgiCare Balance Sheet	Section 3.08(b)
SurgiCare Board	Recitals
SurgiCare Board Approval	Section 3.04(b)
SurgiCare Bridge Notes	Recitals
SurgiCare By-Laws	Section 3.02

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Location of
Defined Term	Definition
SurgiCare Capital Stock	Recitals
SurgiCare Charter	Section 3.02
SurgiCare Class A Common Shares	Recitals
SurgiCare Class A Common Stock	Recitals
SurgiCare Class B Common Stock	Recitals
SurgiCare Class C Common Shares	Recitals
SurgiCare Class C Common Stock	Recitals
SurgiCare Disclosure Schedule	Section 9.12
SurgiCare Employee Benefit Plan	Section 9.03
SurgiCare Intellectual Property	Section 3.16(b)
SurgiCare Material Adverse Effect	Section 9.03
SurgiCare Material Contracts	Section 3.13(a)
SurgiCare Old Common Stock	Recitals
SurgiCare Option Plan	Section 3.03(a)
SurgiCare Permits	Section 3.06(a)
SurgiCare Real Property	Section 3.15(b)
SurgiCare Restated Charter	Recitals
SurgiCare SEC Reports	Section 3.08(a)
SurgiCare Series A	Section 3.03(a)
SurgiCare Series AA	Recitals
SurgiCare Stock Options	Section 3.03(a)
SurgiCare Stockholder Approval	Section 3.04(a)
SurgiCare Stockholders Meeting	Section 6.01(a)
SurgiCare Subsidiary	Section 9.03
SurgiCare Warrants	Section 3.03(a)
Surviving Corporation	Section 1.01
Tax or Taxes	Section 9.03
Tax Return	Section 9.03
TBCA	Recitals
Third-Party Offer	Section 6.12(a)
Trademarks	Section 9.03
Transactions	Section 9.03
TRICARE	Section 3.07(b)
U.S. GAAP	Section 3.08(b)
Voting DCPS/MBS Debt	Section 4.03(c)
Voting SurgiCare Debt	Section 3.03(c)

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AMENDED AND RESTATED
AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of July 16, 2004 (this “Agreement”) is by and among SURGICARE, INC., a Delaware corporation (“SurgiCare”), DCPS/MBS ACQUISITION, INC., a Texas corporation and a wholly-owned subsidiary of SurgiCare (“Newco”), DENNIS CAIN PHYSICIAN SOLUTIONS, LTD., a Texas limited partnership (“DCPS”), MEDICAL BILLING SERVICES, INC., a Texas corporation (“MBS”), Dennis Cain (“Cain”), the other persons designated on the signature pages hereto as DCPS Sellers (collectively with Cain, the “DCPS Sellers”), Tom M. Smith (“Smith”) and the other persons designated on the signature pages hereto as MBS Sellers (collectively with Smith, the “MBS Sellers” and, collectively with the DCPS Sellers, the “Sellers”). This Agreement amends and restates in its entirety the Agreement and Plan of Merger dated as of February 9, 2004 entered into among SurgiCare, Newco, DCPS, MBS, the Sellers and DCM (as defined herein). All terms not otherwise defined herein have the meanings ascribed to them in Section 9.03 hereof.

     WHEREAS, the boards of directors of SurgiCare (the “SurgiCare Board”), Newco (the “Newco Board”) and MBS (the “MBS Board”), and the DCPS Sellers, have each determined that it is advisable and in the best interests of their respective stockholders or partners, as applicable, for SurgiCare to enter into a business combination with DCPS and MBS upon the terms and subject to the conditions set forth herein;

     WHEREAS, in furtherance of such combination, (i) the SurgiCare Board, the Newco Board and the MBS Board have each approved the merger (the “Merger”) of Newco with and into MBS in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Texas Business Corporation Act (the “TBCA”), and (ii) the SurgiCare Board and the DCPS Sellers have each approved the purchase by SurgiCare, and the sale by the DCPS Sellers (the “Interest Purchase” and, together with the Merger, the “Acquisitions”), of all outstanding Units of Limited Partnership Interest in DCPS and all outstanding membership interests in Dennis Cain Management, L.L.C., a Texas limited liability company (“DCM”) (collectively, the “DCPS Interests”), in each case upon the terms and subject to the conditions set forth herein;

     WHEREAS, (i) pursuant to the Merger, each outstanding share of common stock, par value $1.00 per share, of MBS (“MBS Common Stock”), shall be converted into the right to receive the applicable Acquisition Consideration (as defined herein), and (ii) pursuant to the Interest Purchase, the DCPS Sellers shall receive the applicable Acquisition Consideration in exchange for the DCPS Interests, in each case upon the terms and subject to the conditions set forth herein;

     WHEREAS, simultaneously with, and as a condition to, the Acquisitions, IPS Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of SurgiCare (“IPS Merger Sub”), will merge with and into Integrated Physician Solutions, Inc., a Delaware corporation (“IPS”), on the terms and subject to the conditions set forth in the Amended and Restated Agreement and Plan of Merger dated as of February 9, 2004 among SurgiCare, IPS

Merger Sub and IPS (as amended from time to time, the “IPS Acquisition Agreement”; the transactions contemplated thereby are referred to herein as the “IPS Acquisition”);

     WHEREAS, prior to the Acquisitions, (A) SurgiCare will file an Amended and Restated Certificate of Incorporation (the “SurgiCare Restated Charter”) in the form of Exhibit A hereto with the Secretary of State of the State of Delaware pursuant to which (i) SurgiCare’s corporate name will be changed to “Orion HealthCorp, Inc.”, (ii) the Class B Common Stock, par value $0.001 per share (the “SurgiCare Class B Common Stock”), of SurgiCare will be authorized, (iii) the Class C Common Stock, par value $0.001 per share (the “SurgiCare Class C Common Stock”; shares of SurgiCare Class C Common Stock being referred to herein collectively as the “SurgiCare Class C Common Shares”), of SurgiCare will be authorized and (iv) SurgiCare will effect a reverse stock split whereby each outstanding share of common stock, par value $0.005 per share (the “SurgiCare Old Common Stock”), of SurgiCare shall be reclassified and reduced to a fraction of a share of Class A Common Stock, par value $0.001 per share (the “SurgiCare Class A Common Stock”; shares of SurgiCare Class A Common Stock being referred to herein collectively as the “SurgiCare Class A Common Shares”), of SurgiCare equal to the Reverse Split Fraction (as hereinafter defined), and (B) unless otherwise agreed by IPS, all outstanding shares of Series AA Preferred Stock, $0.001 par value per share (the “SurgiCare Series AA” and, collectively with the SurgiCare Old Common Stock and the SurgiCare Series A, the “SurgiCare Capital Stock”), of SurgiCare shall be converted into shares of SurgiCare Class A Common Stock (the filing of the SurgiCare Restated Charter and the conversion, if applicable, of the SurgiCare Series AA being referred to herein as the “Recapitalization”);

     WHEREAS, prior to February 9, 2004, Brantley Partners IV, L.P. (“Brantley IV”) advanced a total of $2,055,000 in loans to Lakepoint Acquisition, Inc., a Delaware corporation (“Lakepoint”), which in turn advanced $665,000 to SurgiCare pursuant to one or more promissory notes (collectively with any notes evidencing additional loans made by Lakepoint to SurgiCare after February 9, 2004, the “SurgiCare Bridge Notes”) and $1,390,000 to IPS pursuant to one or more promissory notes (collectively with any notes evidencing additional loans made by Lakepoint to IPS after February 9, 2004, the “IPS Bridge Notes” and, together with the SurgiCare Bridge Notes, the “Bridge Notes”) to fund certain approved working capital expenses;

     WHEREAS, prior to the date hereof, Brantley Venture Partners III, L.P. (“Brantley III”) has made loans to IPS in the outstanding aggregate principal amount of $1,271,171 evidenced by one or more promissory notes (the “Brantley III Notes”), and, immediately after giving effect to the IPS Acquisition, Brantley III, SurgiCare and IPS wish to have the Brantley III Notes exchanged for shares of SurgiCare Class A Common Stock on the terms and conditions set forth in an Amended and Restated Debt Exchange Agreement dated as of February 9, 2004 among SurgiCare, Brantley Capital Corporation (“Brantley Capital”) and Brantley III (as amended from time to time, the “Debt Exchange Agreement”; the transactions contemplated thereby are referred to herein as the “Debt Exchange”);

     WHEREAS, prior to the date hereof, Brantley Capital has made loans to IPS in the outstanding aggregate principal amount of $1,985,448 evidenced by one or more promissory notes (the “Brantley Capital Notes”) , and, immediately after giving effect to the IPS Acquisition, Brantley Capital, SurgiCare and IPS wish to have the Brantley Capital Notes, together with the right to receive certain other amounts owed by IPS to Brantley Capital, exchanged for shares of SurgiCare Class A Common Stock on the terms and conditions set forth in the Debt Exchange Agreement;

     WHEREAS, simultaneously with, and as a condition to, the Acquisitions, Brantley IV will purchase, and SurgiCare will issue and sell to Brantley IV, shares of SurgiCare Class B Common Stock on the terms and subject to the conditions set forth in an Amended and Restated Stock Subscription Agreement dated as of February 9, 2004 between SurgiCare and Brantley IV (as amended from time to time, the “Stock Subscription Agreement”; the transactions contemplated thereby are referred to herein as the “Equity Financing”);

     WHEREAS, for United States federal income tax purposes, (i) assuming the Five Day Average Price is equal to or greater than $0.70, the MBS Merger is intended to qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the “Code”), and (ii) the Acquisitions, together with the IPS Acquisition, the Debt Exchange and the Equity Financing, are intended to qualify as transfers to a corporation controlled by the transferors under the provisions of Section 351 of the Code; and

     WHEREAS, SurgiCare, Newco, DCPS, MBS and the Sellers desire to make certain representations, warranties, covenants and agreements in connection with the Acquisitions and also to prescribe various conditions to the Acquisitions;

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I
THE ACQUISITIONS

     SECTION 1.01 The Acquisitions. Upon the terms of this Agreement and subject to the conditions set forth in Article VII, and in accordance with the TBCA, (a) at the MBS Effective Time (as defined below), Newco will be merged with and into MBS, and (b) immediately following the MBS Effective Time, the DCPS Sellers will sell to SurgiCare, and SurgiCare will purchase from the DCPS Sellers, all of the DCPS Interests, free and clear of any Liens other than Liens imposed by applicable securities laws, for the applicable Acquisition Consideration. As a result of the Merger, (i) the separate existence of Newco will cease and (ii) MBS will continue as the surviving corporation of the Merger (the “Surviving Corporation”) and will continue to be governed by the TBCA.

     SECTION 1.02 Closing; MBS Effective Time.

          (a) The closing of the Acquisitions (the “Closing”), the Equity Financing, the Debt Exchange and the IPS Acquisition will take place substantially simultaneously (i) at 10:00 a.m. (local time) at the offices of Ropes & Gray LLP, 45 Rockefeller Plaza, New York, New York as soon as practicable, but in any event within three (3) business days after the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions) are fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as SurgiCare and the Sellers may agree in writing

(the “Closing Date”). Subject to the provisions of Article VII, failure to consummate the Acquisitions provided for in this Agreement on the date and time and at the place determined pursuant to this Section 1.02 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

          (b) At the Closing, MBS, SurgiCare and Newco will cause articles of merger (the “Articles of Merger”) to be duly prepared, executed and filed with the Secretary of State of the State of Texas as provided in Article 5.04 of the TBCA and make all other filings or recordings required by applicable statute, law (including common law), legislation, interpretation, ordinance, rule or regulation, domestic or foreign (“Law”) in connection with the Merger. The Merger will become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Texas or at such later times as are specified in the Articles of Merger (the “MBS Effective Time”).

     SECTION 1.03 Effect of the Merger. At the MBS Effective Time, the effect of the Merger will be as provided in this Agreement, the Articles of Merger and the TBCA. Without limiting the generality of the foregoing, and subject thereto, at the MBS Effective Time all the property, rights, privileges, powers, authority and franchises, both public and private, all assets and property, real, personal and mixed, and every interest therein, wherever located, of MBS and Newco will vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of MBS and Newco will become the debts, liabilities and duties of the Surviving Corporation.

     SECTION 1.04 Subsequent Actions. If, at any time after the MBS Effective Time, the Surviving Corporation considers or is advised that any deeds, bills of sale, assignments, assurances or other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of any of MBS or Newco or which are to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation are authorized to execute and deliver, in the name and on behalf of each of MBS and Newco, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of MBS and Newco or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

     SECTION 1.05 Certificate of Incorporation and By-Laws. The certificate of incorporation and by-laws of the Surviving Corporation shall be the certificate of incorporation and by-laws of MBS as in effect as of the MBS Effective Time, until duly amended or repealed.

     SECTION 1.06 Directors and Officers. The directors of Newco immediately prior to the MBS Effective Time will be the directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and by-laws of the Surviving Corporation, and the officers of Newco immediately prior to the MBS Effective Time will be the officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

ARTICLE II
CONVERSION AND SALE OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01 Conversion and Sale of Securities.

          (a) MBS. At the MBS Effective Time, by virtue of the Merger and without any action on the part of SurgiCare, Newco, MBS or the holders of any of the following securities:

          (i) except as otherwise set forth in Section 2.01(a)(iv), all shares of MBS Common Stock (collectively, the “MBS Common Shares”) issued and outstanding immediately prior to the MBS Effective Time (other than any MBS Common Shares to be canceled pursuant to Section 2.01(a)(ii)) shall be canceled and automatically converted into the right to receive, in the aggregate:

     A. (1) $1,400,000 in cash, if the Five Day Average Price is equal to or greater than $0.70, or (2) $2,000,000 in cash, if the Five Day Average Price is less than $0.70 (the “MBS Cash Consideration”); and

     B. (1) a number of SurgiCare Class C Common Shares equal to the product of 10,400,000 multiplied by the Reverse Split Fraction, if the Five Day Average Price is equal to or greater than $0.70, or (2) a number of SurgiCare Class C Common Shares equal to the product of 7,878,800 multiplied by the Reverse Split Fraction, if the Five Day Average Price is less than $0.70 (the “MBS Share Consideration”);

          (ii) each share of MBS Common Stock owned by SurgiCare or any direct or indirect wholly owned subsidiary of SurgiCare or held in treasury by MBS or any subsidiary of MBS immediately prior to the MBS Effective Time shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto; and

          (iii) each share of common stock, $0.001 par value per share, of Newco issued and outstanding immediately prior to the MBS Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $1.00 per share, of the Surviving Corporation.

          (iv) Notwithstanding any provisions of this Agreement to the contrary, MBS Common Shares which are issued and outstanding immediately prior to the MBS Effective Time and which are held by any Person who has not voted such MBS Common Shares in favor of the Merger, who has delivered a written demand for appraisal of such MBS Common Shares in the manner provided by the TBCA and who, as of the MBS Effective Time, has perfected and not effectively withdrawn or lost such right to appraisal (the “Appraisal Shares”) will not be converted into or represent a right to receive the applicable Acquisition Consideration pursuant to this Article II. The holders thereof will be entitled only to such rights as are granted by Section 5.11 of the TBCA. Each holder of Appraisal Shares who becomes entitled to payment for such MBS Common Shares pursuant to Section 5.12 of the TBCA will receive payment therefor from the Surviving

Corporation in accordance with the TBCA; provided, however, that (i) if any such holder of Appraisal Shares fails to establish its entitlement to appraisal rights as provided in Section 5.12 of the TBCA, (ii) if any such holder of Appraisal Shares effectively withdraws its demand for appraisal of such MBS Common Shares or loses its right to appraisal and payment for its MBS Common Shares under Section 5.13 of the TBCA, or (iii) if neither any holder of Appraisal Shares nor the Surviving Corporation files a petition demanding a determination of the value of all Appraisal Shares within the time provided in Section 5.12 of the TBCA, such holder will forfeit the right to appraisal of such MBS Common Shares and each such MBS Common Share will be treated as if such MBS Common Share had been converted, as of the MBS Effective Time, into a right to receive the applicable Acquisition Consideration, without interest thereon, from the Surviving Corporation as provided in Section 2.01(a)(i). MBS will give SurgiCare prompt notice of any demands received by MBS for appraisal of MBS Common Shares, and, until the MBS Effective Time, SurgiCare will have the opportunity to participate in all negotiations and proceedings with respect to such demands. MBS will not, except with the prior written consent of SurgiCare, make any payment with respect to, or settle or offer to settle, any such demands.

          (b) DCPS. The consideration to be paid by SurgiCare to the DCPS Sellers for the DCPS Interests shall be, in the aggregate:

          (i) $1,500,000 in cash (the “DCPS Cash Consideration”);

          (ii) a number of SurgiCare Class C Common Shares equal to the product of 7,878,800 multiplied by the Reverse Split Fraction (the “DCPS Share Consideration”); and

          (iii) subordinated promissory notes of SurgiCare, substantially in the form attached hereto as Exhibit B, in the aggregate principal amount of $500,000 (the “DCPS Notes”).

          (c) Allocation of Consideration. The MBS Cash Consideration and MBS Share Consideration, and any additions thereto or subtractions therefrom in accordance with Section 2.07, shall be allocated among the MBS Sellers according to the percentages (the “Stockholder Percentages”) set forth on Schedule 2.01(c)(i) hereto. The DCPS Cash Consideration, DCPS Share Consideration and DCPS Notes, and any additions thereto or subtractions therefrom in accordance with Section 2.07, shall be allocated among the DCPS Sellers according to the percentages set forth on Schedule 2.01(c)(ii) hereto.

     SECTION 2.02 Deliveries at the Closing. At the Closing, (i) SurgiCare will deliver to DCPS and MBS the various certificates, instruments and documents referred to in Section 7.03 below, (ii) DCPS and MBS will deliver to SurgiCare the various certificates, instruments and documents referred to in Section 7.02 below, (iii) each of the Sellers will deliver to SurgiCare certificates (to the extent applicable) representing all of his MBS Common Shares or DCPS Interests, as applicable, endorsed in blank or accompanied by duly executed assignment documents, (iv) SurgiCare will deliver to Smith (a) certificates representing the MBS Share Consideration and (b) by wire transfer of immediately available funds, to such account as Smith has specified in writing to SurgiCare at least two business days prior to the Closing Date, the MBS Cash Consideration, and (v) SurgiCare will deliver to Cain (a) certificates representing the DCPS Share Consideration, (b) the DCPS Notes and (c) by wire transfer of immediately available funds, to such account as Cain has specified in writing to SurgiCare at least two business days prior to the Closing Date, the DCPS Cash Consideration.

     SECTION 2.03 No Further Rights in MBS Common Shares or DCPS Interests. The Acquisition Consideration delivered upon conversion of the MBS Common Shares and the purchase and sale of the DCPS Interests in accordance with the terms hereof (including any additional Acquisition Consideration delivered under Section 2.07(c)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such MBS Common Shares and DCPS Interests.

     SECTION 2.04 No Fractional Shares. No certificates or scrip representing less than one SurgiCare Class C Common Share shall be issued to the Sellers in connection with the Acquisitions, and the portion of the MBS Share Consideration or the DCPS Share Consideration going to each Seller shall be rounded down to the nearest whole share.

     SECTION 2.05 Withholding Rights. Newco and SurgiCare shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MBS Common Shares or DCPS Interests such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld by Newco or SurgiCare, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the MBS Common Shares or DCPS Interests in respect of which such deduction and withholding was made by Newco or SurgiCare, as the case may be.

     SECTION 2.06 Transfer Books. At the MBS Effective Time, the stock transfer books of MBS shall be closed and there shall be no further registration of transfers of MBS Common Shares that were outstanding immediately prior to the MBS Effective Time thereafter on the records of MBS. From and after the MBS Effective Time, the holders of certificates representing MBS Common Shares outstanding immediately prior to the MBS Effective Time shall cease to have any rights with respect to such MBS Common Shares, except as otherwise provided in this Agreement or by Law. On or after the MBS Effective Time, any certificates presented to SurgiCare for any reason shall be converted into the applicable Acquisition Consideration.

     SECTION 2.07 Adjustments to Acquisition Consideration.

          (a) Newco EBITDA Statement. With respect to each of the year ended December 31, 2004 and the year ended December 31, 2005, as promptly as practicable, but in no event later than five business days, following the completion of the final audit report in respect of the audited financial statements for such year, SurgiCare will prepare and submit to the Sellers a statement (a “Newco EBITDA Statement”) setting forth the Newco EBITDA for such year, showing in reasonable detail the calculation of such Newco EBITDA. The Sellers may employ (at their own expense) certified public accountants to audit or review the calculation of Newco EBITDA set forth in such Newco EBITDA Statement. SurgiCare will give the Sellers and their representatives reasonable access to the books, records and personnel of SurgiCare to the extent requested for purposes of reviewing each Newco EBITDA Statement.

          (b) Disputes. If the Sellers dispute SurgiCare’s calculation of the Newco EBITDA, as set forth in a Newco EBITDA Statement, the Sellers will notify SurgiCare in writing setting forth their objections in reasonable detail within 30 days after delivery of such Newco EBITDA Statement. If the Sellers do not so notify SurgiCare within such 30-day period, the Sellers will be deemed to have conclusively accepted such Newco EBITDA Statement and the Newco EBITDA set forth thereon. If the Sellers do so notify SurgiCare, SurgiCare and the Sellers will endeavor in good faith to resolve any dispute over the calculation of the Newco EBITDA. If SurgiCare and the Sellers are unable to resolve any such dispute within 30 days of the delivery of the applicable Newco EBITDA Statement, such dispute will be submitted to Pannell Kerr Forster or to another nationally recognized independent accounting firm chosen jointly by SurgiCare and the Sellers (the “Accountants”). Such submission shall be accompanied by a statement from each of SurgiCare, on the one hand, and the Sellers, on the other hand, setting forth its or their calculation of the amount of Newco EBITDA. The Accountants shall make a selection as to which of the Newco EBITDA calculations presented to them is, in the aggregate, more accurate, which determination will be (A) in writing, (B) furnished to SurgiCare and the Sellers as promptly as practicable after the dispute has been referred to the Accountants (but in no event later than 30 days thereafter), and (C) made in accordance with this Agreement. Nothing herein will be construed to authorize or permit the Accountants to determine any question or matter whatsoever under or in connection with this Agreement, except as set forth in the immediately preceding sentence. The amount of Newco EBITDA resulting from the calculation so determined by the Accountants to be, in the aggregate, more accurate shall for all purposes of this Agreement be the amount of Newco EBITDA for the applicable year and such determination shall be conclusive and binding upon each of the parties. The fees and expenses of the Accountants with respect to the dispute referred to in this Section 2.07(b) shall be paid by the party whose proposed Newco EBITDA calculation is not selected by the Accountants hereunder.

          (c) Additional Acquisition Consideration. The Sellers may be eligible to receive additional Acquisition Consideration consisting of an aggregate of up to a maximum of $1,012,500 in cash and up to a maximum number of SurgiCare Class A Common Shares equal to 4,650,000 multiplied by the Reverse Split Fraction, as set forth in this Section 2.07(c) and subject to Section 2.07(e).

          (i) With respect to each of the year ended December 31, 2004 and the year ended December 31, 2005, if Newco EBITDA for such year is greater than $1,600,000 (any such amounts in excess of $1,600,000 being referred to herein as the “Newco EBITDA Excess”):

     A. the MBS Cash Consideration shall be increased by an amount equal to the product of 20% multiplied by the Newco EBITDA Excess; provided, however, in no event shall the MBS Cash Consideration be increased by more than an aggregate of $450,000 pursuant to this Section 2.07(c)(i)(A);

     B. the DCPS Cash Consideration shall be increased by an amount equal to the product of 25% multiplied by the Newco EBITDA Excess; provided, however, in no event shall the DCPS Cash Consideration be increased by more than an aggregate of $562,500 pursuant to this Section 2.07(c)(i)(B);

     C. the MBS Share Consideration shall be increased by an amount of SurgiCare Class A Common Shares equal to the product of 80% multiplied by a fraction, the numerator of which is the Newco EBITDA Excess, and the denominator of which is the quotient of (1) $0.75 divided by (2) the Reverse Split Fraction; provided, however, in no event shall the MBS Share Consideration be increased pursuant to this Section 2.07(c)(i)(C) by more than an aggregate number of SurgiCare Class A Common Shares equal to the product of (x) 2,400,000 multiplied by (y) the Reverse Split Fraction; and

     D. the DCPS Share Consideration shall be increased by an amount of SurgiCare Class A Common Shares equal to the product of 75% multiplied by a fraction, the numerator of which is the Newco EBITDA Excess, and the denominator of which is the quotient of (1) $0.75 divided by (2) the Reverse Split Fraction; provided, however, in no event shall the DCPS Share Consideration be increased pursuant to this Section 2.07(c)(i)(D) by more than an aggregate number of SurgiCare Class A Common Shares equal to the product of (x) 2,250,000 multiplied by (y) the Reverse Split Fraction.

          (ii) Any increase to the MBS Cash Consideration or the DCPS Cash Consideration to be made under this Section 2.07(c) will be paid (or cause to be paid) by SurgiCare, without interest, by wire transfer of immediately available funds to an account or accounts designated by Smith (in the case of the MBS Cash Consideration) or Cain (in the case of the DCPS Cash Consideration), promptly but in no event later than ten days after final determination of the amount of Newco EBITDA for the applicable year (whether by lack of disagreement with the initial determination, resolution of any disagreement with the initial determination by the parties, or resolution through submission of any dispute to the Accountants). Notwithstanding anything to the contrary in this Section 2.07(c), the right of the Sellers to receive any cash payment pursuant to the terms of this Section 2.07(c) shall be subject to the terms of the Subordination Agreement. If payment of all or any portion of any amount due under this Section 2.07(c) is not permitted by the Subordination Agreement, then interest, compounded on an annual basis, will accrue on the unpaid balance at the rate of 8% per annum from the date such payment is due until the date such payment is made, and payment of such amount (together with such interest) shall be made (or caused to be made) by SurgiCare on the earliest date as of which such payment may be made in compliance with the Subordination Agreement. Any increase to the MBS Share Consideration or the DCPS Share Consideration to be made under this Section 2.07(c) will be satisfied by SurgiCare by delivery to Smith (in the case of the MBS Share Consideration) or Cain (in the case of the DCPS Share Consideration), of certificates representing such increase to the MBS Share Consideration or DCPS Share Consideration, in either case promptly but in no event later than ten days after final determination of the amount of Newco EBITDA for the applicable year (whether by lack of disagreement with the initial determination, resolution of any disagreement with the initial determination by the parties, or resolution through submission of any dispute to the Accountants); provided, however, that any issuance of SurgiCare Class A Common Shares to a Seller hereunder will be conditioned upon SurgiCare receiving from such Seller satisfactory assurances that the representations and warranties set forth in Section 4.24 of this Agreement remain true and correct in all respects with regards to such Seller as of the date of such issuance.

          (d) Reduction of Acquisition Consideration. The Sellers may be required to forfeit a portion of the Acquisition Consideration, as set forth in this Section 2.07(d) and subject to Section 2.07(e).

          (i) With respect to each of the year ended December 31, 2004 and the year ended December 31, 2005, if Newco EBITDA for such year is less than $1,600,000 (the amount of shortfall below $1,600,000 being referred to herein as the “Newco EBITDA Shortfall”):

     A. the MBS Share Consideration (as increased pursuant to Section 2.07(c), if applicable) shall be reduced by an amount of SurgiCare Class C Common Shares which, if converted, would represent a number of Class A Common Shares equal to the quotient of (1) the product (the “MBS EBITDA Shortfall Amount”) of 1.25 multiplied by the Newco EBITDA Shortfall divided by (2) the quotient of (a) $0.33 divided by (b) the Reverse Split Fraction; provided, however, Smith (on behalf of the MBS Sellers) may elect to pay some or all of the MBS EBITDA Shortfall Amount in cash, in which event the reduction in the MBS Share Consideration hereunder shall be proportionately decreased;

     B. the outstanding principal amount of the DCPS Notes (the “DCPS Note Balance”) shall be reduced by an amount equal to the lesser of (1) the product (the “DCPS EBITDA Shortfall Amount”) of 1.25 multiplied by the Newco EBITDA Shortfall and (2) the DCPS Note Balance, and any interest accrued but unpaid on such reduced principal amount shall be forfeited; and

     C. to the extent that the DCPS EBITDA Shortfall Amount is greater than the DCPS Note Balance, upon the written election of SurgiCare, the DCPS Share Consideration (as increased pursuant to Section 2.07(c), if applicable) shall be reduced by an amount of SurgiCare Class C Common Shares which, if converted, would represent a number of Class A Common Shares equal to the quotient of (1) the difference between the DCPS EBITDA Shortfall Amount and the DCPS Note Balance divided by (2) the quotient of (a) $0.33 divided by (b) the Reverse Split Fraction.

          (ii) Any decrease to be made under this Section 2.07(d) to (A) the MBS Share Consideration will be satisfied by Smith by delivery to SurgiCare of certificates representing such decrease to the MBS Share Consideration, endorsed in blank or accompanied by duly executed assignment documents with a medallion signature guarantee, or (B) the DCPS Share Consideration will be satisfied by Cain by delivery to SurgiCare of certificates representing such decrease to the DCPS Share Consideration, endorsed in blank or accompanied by duly executed assignment documents with a medallion signature guarantee, in either case promptly but in no event later than ten days after final determination of the amount of Newco EBITDA for the applicable year (whether by lack of disagreement with the initial determination, resolution of any disagreement with the initial determination by the parties, or resolution through submission of any dispute to the Accountants). In the event that Smith elects to pay any amounts in cash in accordance with Section 2.07(d)(i)(A), such payment shall be made by Smith by wire transfer of immediately available funds to an account or accounts designated by SurgiCare promptly but in no event later than ten days after final determination of the amount of Newco EBITDA for the applicable year (whether by lack of disagreement with the initial determination, resolution of any disagreement with the initial determination by the parties, or resolution through submission of any dispute to the Accountants).

          (iii) Until such time as no decrease to the Acquisition Consideration received by a Seller can be made pursuant to this Section 2.07(d), (A) such Seller will not, without the prior written consent of SurgiCare, directly or indirectly, sell, transfer, assign, pledge, hypothecate, tender, encumber, engage in a Constructive Sale or otherwise dispose of in any manner any of the SurgiCare Class C Common Shares received by such Seller as part of the Acquisition Consideration (or SurgiCare Class A Common Shares into which such SurgiCare Class C Common Shares have been converted), or offer, consent or agree to do any of the foregoing, (B) such SurgiCare Class C Common Shares (or SurgiCare Class A Common Shares, if applicable) shall bear a legend disclosing the existence of the restrictions contained herein and (C) SurgiCare may, without the consent of such Seller, deliver stop transfer instructions to SurgiCare’s transfer agent with respect to such SurgiCare Class C Common Shares (or SurgiCare Class A Common Shares, if applicable); provided, however, if Newco EBITDA for the year ended December 31, 2004 is equal to or greater than $1,600,000, the restrictions contained in this sentence will cease to apply (effective upon the final determination of the amount of Newco EBITDA for such year (whether by lack of disagreement with the initial determination, resolution of any disagreement with the initial determination by the parties, or resolution through submission of any dispute to the Accountants)) with respect to a number of the SurgiCare Class C Common Shares received by the Sellers as part of the Acquisition Consideration (the “Released Shares”) equal to the product of (x) 3,030,303 multiplied by (y) the Reverse Split Fraction. The number of             shares that shall be deemed Released Shares for each Seller shall be equal to the product of (1) one-half of the total number of Released Shares multiplied by the percentage set forth opposite the name of such Seller on Schedule 2.01(c)(i) or Schedule 2.01(ii), as applicable.

          (e) Effect of Termination Without Cause or Sale of the Surviving Corporation. Sections 2.07(c) and 2.07(d) are subject to the following provisions in the event that (1) SurgiCare sells (a “Newco Sale Event”) all of the capital stock, or all or substantially all of the assets, of the Surviving Corporation to an unaffiliated third party (other than in connection with an acquisition of all or substantially all of SurgiCare and other than any sale pursuant to the ROFR granted by Section 6.11 hereof) or (2) the employment of Cain or Smith is terminated by SurgiCare without “Cause” (as defined in the employment agreements referenced in Section

7.02) (a “Qualifying Termination”), in either case prior to the second anniversary of the Closing Date.

          (i) If a Newco Sale Event or a Qualifying Termination of Smith occurs on or prior to the first anniversary of the Closing Date, (x) the Newco EBITDA for the year ended December 31, 2004 shall be deemed to be $3,850,000 solely for purposes of Sections 2.07(c)(i)(A), 2.07(c)(i)(C), 2.07(d)(i)(A) and 2.07(d)(i)(C), and (y) Section 2.07(d) shall terminate and be of no further force or effect with respect to Smith or the MBS Share Consideration following the date of such Newco Sale Event or Qualifying Termination.

          (ii) If a Newco Sale Event or a Qualifying Termination of Cain occurs on or prior to the first anniversary of the Closing Date, (x) the Newco EBITDA for the year ended December 31, 2004 shall be deemed to be $3,850,000 solely for purposes of Sections 2.07(c)(i)(B), 2.07(c)(i)(D), 2.07(d)(i)(B) and 2.07(d)(i)(D), and (y) Section 2.07(d) shall terminate and be of no further force or effect with respect to Cain, the DCPS Notes or the DCPS Share Consideration following the date of such Newco Sale Event or Qualifying Termination.

          (iii) If a Newco Sale Event or a Qualifying Termination of Smith occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (x) the Newco EBITDA for the year ended December 31, 2005 shall, solely for purposes of Sections 2.07(c)(i)(A), 2.07(c)(i)(C), 2.07(d)(i)(A) and 2.07(d)(i)(C), be determined by annualizing the Newco EBITDA as of the last day of the month in which such Newco Sale Event or Qualifying Termination occurs, and (y) Section 2.07(d) shall terminate and be of no further force or effect with respect to Smith or the MBS Share Consideration following the date of such Newco Sale Event or Qualifying Termination.

          (iv) If a Newco Sale Event or a Qualifying Termination of Cain occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (x) the Newco EBITDA for the year ended December 31, 2005 shall, solely for purposes of Sections 2.07(c)(i)(B), 2.07(c)(i)(D), 2.07(d)(i)(B) and 2.07(d)(i)(D), be determined by annualizing the Newco EBITDA as of the last day of the month in which such Newco Sale Event or Qualifying Termination occurs, and (y) Section 2.07(d) shall terminate and be of no further force or effect with respect to Cain, the DCPS Notes or the DCPS Share Consideration following the date of such Newco Sale Event or Qualifying Termination.

     SECTION 2.08 Additional DCPS Consideration. Subject to any restrictions imposed by applicable law, if DCPS or Cain is notified by the Internal Revenue Service on or before the 60th day prior to the maturity date of the DCPS Notes that tax-free treatment is not available for the DCPS Share Consideration because the Acquisitions, together with the IPS Acquisition, the Debt Exchange and the Equity Financing, do not qualify as transfers to a corporation controlled by the transferors under the provisions of Section 351 of the Code, and an additional tax is therefore payable in respect of the DCPS Share Consideration, SurgiCare will, at the request of Cain, provide a loan to Cain in the amount of the additional tax due up to a maximum amount of

$375,000; provided, however, that SurgiCare shall have no obligation under this Section 2.08 if such tax-free reorganization treatment is unavailable as a result in whole or in part of any action, omission or circumstance that constitutes a breach of any representation, warranty or covenant of DCPS, MBS or any of the Sellers under this Agreement. Any loan provided under this Section 2.08 will be evidenced by a promissory note, in form and substance satisfactory to SurgiCare, with the same maturity date as the DCPS Notes, and will bear interest at the annual rate of 8% with monthly interest payments.

     SECTION 2.09 MBS Representative. Each MBS Seller hereby appoints Smith as the agent, proxy and attorney-in-fact for the MBS Sellers for all purposes under this Agreement (including without limitation full power and authority to act on the MBS Sellers’ behalf) to take any action, should he elect to do so in his sole discretion, (i) to consummate the transactions contemplated under this Agreement, (ii) in the event of such consummation, to receive on behalf of each MBS Seller such MBS Seller’s Stockholder Percentage of the MBS Cash Consideration and the MBS Share Consideration, (iii) to pay to each MBS Seller his, her or its Stockholder Percentage of the MBS Cash Consideration and the MBS Share Consideration, (iv) to execute and deliver, should he elect to do so in his sole discretion, on behalf of the MBS Sellers any amendment to this Agreement so long as such amendment shall apply to all parties to this Agreement, and (v) to take all other actions to be taken by or on behalf of the MBS Sellers and exercise any and all rights which the MBS Sellers are permitted or required to do or exercise under this Agreement.

     SECTION 2.10 MBS Tax. If (i) the Five Day Average Price is less than $0.70 and (ii) MBS or Smith is notified by the Internal Revenue Service that tax-free treatment is not available for the MBS Share Consideration because the Acquisitions, together with the IPS Acquisition, the Debt Exchange and the Equity Financing, do not qualify as transfers to a corporation controlled by the transferors under the provisions of Section 351 of the Code, and an additional tax is therefore payable in respect of the MBS Share Consideration, SurgiCare will promptly upon request by Smith pay (or cause to be paid), by wire transfer of immediately available funds to an account or accounts designated by Smith, cash equal to the quotient of (a) the excess, if any, of (i) the product of the Assumed Incremental Gain multiplied by 15%, over (ii) $435,000, divided by (b) 85%. For purposes of this section, “Assumed Incremental Gain” shall mean an amount equal to the excess, if any, of (a) the number of SurgiCare Class C Common Shares issued to the MBS Sellers on the Closing Date multiplied by the Class A Common Closing Price, over (b) $100,000. Any payments to Smith hereunder will be allocated and distributed by Smith to the MBS Sellers pro rata based on the respective federal income tax liabilities of the MBS Sellers in respect of the SurgiCare Class C Common Shares issued to the MBS Sellers on the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SURGICARE AND NEWCO

     SurgiCare and Newco, jointly and severally, hereby represent and warrant to DCPS and MBS that:

     SECTION 3.01 Organization and Qualification; Subsidiaries.

          (a) SurgiCare and each SurgiCare Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing (where such concept is applicable) under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to do so would not have a SurgiCare Material Adverse Effect. Each of SurgiCare and the SurgiCare Subsidiaries is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing (where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to do so would not have a SurgiCare Material Adverse Effect.

          (b) Section 3.01(b) of the SurgiCare Disclosure Schedule lists each SurgiCare Subsidiary, its jurisdiction of organization and all trade names currently used or used at any time during the past two years by such SurgiCare Subsidiary. All of the outstanding shares of capital stock or other equity interests of each SurgiCare Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and, except as set forth in Section 3.01(b) of the SurgiCare Disclosure Schedule, are owned by SurgiCare, free and clear of all pledges, liens, charges, mortgages, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”). Except for its interests in the SurgiCare Subsidiaries and except for the ownership of interests set forth in Section 3.01(b) of the SurgiCare Disclosure Schedule, SurgiCare does not own, directly or indirectly, or have any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

     SECTION 3.02 Certificate of Incorporation and By-Laws. SurgiCare has heretofore provided to each of DCPS and MBS a complete and correct copy of SurgiCare’s certificate of incorporation, as amended to date (the “SurgiCare Charter”) and SurgiCare’s by-laws, as amended to date (the “SurgiCare By-Laws”). The SurgiCare Charter and SurgiCare By-Laws are in full force and effect. SurgiCare is not in violation of any of the provisions of the SurgiCare Charter or the SurgiCare By-Laws. SurgiCare has provided to each of DCPS and MBS complete copies of the certificate of incorporation, by-laws or other organizational documents (including without limitation partnership agreements or limited liability company agreements) of each SurgiCare Subsidiary and no SurgiCare Subsidiary is in violation of such documents.

     SECTION 3.03 Capitalization.

          (a) The authorized capital stock of SurgiCare consists of (i) 50,000,000 shares of SurgiCare Old Common Stock, (ii) 1,650,000 shares of Series A Preferred Stock, $0.001 par value per share (“SurgiCare Series A”), and (iii) 900,000 shares of SurgiCare Series AA. At the close of business on January 29, 2004 (i) 27,141,359 shares of SurgiCare Old Common Stock were issued and outstanding, (ii) no shares of SurgiCare Series A were issued and outstanding, (iii) 900,000 shares of SurgiCare Series AA were issued and outstanding, (iv) 91,400 shares of SurgiCare Old Common Stock were held in SurgiCare’s treasury, (iv) no shares of SurgiCare Series A or SurgiCare Series AA were held in SurgiCare’s treasury, (v) 59,392 shares of SurgiCare Old Common Stock were subject to options (the “SurgiCare Stock Options”) granted pursuant to SurgiCare’s 2001 Stock Option Plan (the “SurgiCare Option Plan”), (vi) 10,000,000 shares of SurgiCare Old Common Stock were reserved for issuance pursuant to the conversion or exchange of the shares of SurgiCare Series AA that were issued and outstanding, (vii) 9,591,591 shares of SurgiCare Old Common Stock were reserved for issuance pursuant to the exercise of all outstanding warrants of SurgiCare (the “SurgiCare Warrants”) and (viii) 1,342,857 shares of SurgiCare Old Common Stock were reserved for issuance pursuant to the conversion of a $470,000 10% Debenture. Except as set forth above, at the close of business on January 29, 2004 no shares of SurgiCare Capital Stock or other securities of SurgiCare were issued, reserved for issuance or outstanding. Immediately following the Closing, and after giving effect to the Acquisitions, the Equity Financing, the Debt Exchange, the IPS Acquisition and the Recapitalization, the authorized, issued and outstanding capital stock of SurgiCare shall be as set forth in Schedule 3.03(a) of the SurgiCare Disclosure Schedule.

          (b) All outstanding shares of SurgiCare Capital Stock are, and all such shares that may be issued prior to the Closing will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the SurgiCare Charter, the SurgiCare By-Laws or any contract, lease, license, indenture, note, bond, mortgage, agreement or other instrument or obligation (“Contract”) to which SurgiCare is a party or otherwise bound. Each offer or sale by SurgiCare of shares of its capital stock or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers or sales has expired.

          (c) Except as set forth in Section 3.03(c) of the SurgiCare Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of SurgiCare having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of SurgiCare Capital Stock may vote (“Voting SurgiCare Debt”).

          (d) Except as set forth in Section 3.03(a) above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which SurgiCare or any SurgiCare Subsidiary is a party or by which any of them is bound (i) obligating SurgiCare or any SurgiCare Subsidiary to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable into, or exercisable for, any capital stock of or other equity interest in, SurgiCare or of any SurgiCare Subsidiary or any Voting SurgiCare Debt, (ii) obligating SurgiCare or any SurgiCare Subsidiary to issue, grant, extend or enter into any such option, warrant, right, security, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of SurgiCare Capital Stock. Section 3.03(d) of the SurgiCare Disclosure Schedule sets forth the total number of outstanding SurgiCare Stock Options and Warrants and the exercise prices thereof. SurgiCare has provided each of DCPS and MBS with a schedule of all of such SurgiCare Stock Options and SurgiCare Warrants, including the relevant vesting times, exercise prices and exercise periods, and copies of all SurgiCare Warrants and all SurgiCare Option Plans and forms of option certificates granted thereunder.

          (e) There are not any outstanding contractual obligations of SurgiCare or of any SurgiCare Subsidiary, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock of SurgiCare or, except as set forth in Section 3.03(e)(i) of the SurgiCare Disclosure Schedule, any capital stock or other ownership interest in any SurgiCare Subsidiary. Except as set forth in Section 3.03(e)(ii) of the SurgiCare Disclosure Schedule, there are no issued and outstanding shares of SurgiCare Capital Stock that are subject to a repurchase or redemption right in favor of SurgiCare.

          (f) The authorized stock of Newco consists of 1,000 shares of common stock, $0.001 par value, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and all of which are owned by SurgiCare. The SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) to be issued pursuant to the Acquisitions in accordance with Section 2.01(a)(i) will, when issued, be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive or similar rights created by statute, the Certificate of Incorporation or By-Laws of SurgiCare or any agreement to which the SurgiCare is a party or is bound.

     SECTION 3.04 Authority Relative to this Agreement.

          (a) Each of SurgiCare and Newco has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution and delivery by each of SurgiCare and Newco of this Agreement and the consummation by each of SurgiCare and Newco of the Transactions have been duly authorized by all necessary corporate action on the part of each of SurgiCare and Newco, subject to the approval of the issuance of SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) in the Acquisitions, the IPS Acquisition and the Debt Exchange, as well as the Recapitalization, the Equity Financing, the election of each of the individuals listed in Section 7.03(m) to the SurgiCare Board effective as of the Closing (the “Board Election”) and the Orion HealthCorp, Inc. 2004 Incentive Plan in the form set forth as Exhibit C hereto (the “New Equity Plan”) by the holders of (i) not less than a majority of the outstanding shares of SurgiCare Capital Stock, voting together as a class, (ii) not less than a majority of the outstanding shares of SurgiCare Old Common Stock, and (iii) not less than a majority of the outstanding shares of SurgiCare Series AA (the “SurgiCare Stockholder Approval”). Each of SurgiCare and Newco has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

          (b) On or prior to the date of this Agreement, the SurgiCare Board duly adopted resolutions (the “SurgiCare Board Approval”) at a meeting duly called and held or by unanimous written consent and such resolutions have not been subsequently rescinded or modified in any way in accordance with the DGCL, (i) approving, authorizing and adopting this Agreement, the Acquisitions (including to the extent required by Section 203 of the DGCL in order that the consummation of the Transactions is not limited or restricted by such Law), the New Equity Plan and the other Transactions, (ii) determining that the Acquisitions are advisable and in the best interests of SurgiCare and the SurgiCare stockholders, (iii) determining that the Transactions are fair to the SurgiCare stockholders and (iv) recommending that the SurgiCare stockholders approve and adopt this Agreement and directing that this Agreement, the

Acquisitions, the New Equity Plan and the other Transactions be submitted for consideration by the SurgiCare stockholders at the SurgiCare Stockholders Meeting.

          (c) Except for Section 203 of the DGCL, no “fair price”, “moratorium”, control share acquisition” or other similar anti-takeover statute or regulation is applicable, by reason of SurgiCare’s being a party to this Agreement, the Acquisitions or the other Transactions. Neither SurgiCare nor any of the SurgiCare Subsidiaries is a party to any “stockholder rights” plan or any similar anti-takeover plan or device.

     SECTION 3.05 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 3.05(a) of the SurgiCare Disclosure Schedule, the execution and delivery by each of SurgiCare and Newco of this Agreement and the other transaction documents referenced hereby does not, and the consummation of the Transactions and compliance with the terms hereof will not, result in any material violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or require any offer to purchase or any prepayment of any debt, or result in the creation of any Lien upon any of the properties or assets of SurgiCare or any SurgiCare Subsidiary under, any provision of (i) the SurgiCare Charter, the SurgiCare By-Laws or the comparable charter, by-law or other organizational documents of any SurgiCare Subsidiary, (ii) any SurgiCare Material Contract or SurgiCare Employee Benefit Plan, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order, injunction or decree, domestic or foreign (“Judgment”), or Law, applicable to SurgiCare or any SurgiCare Subsidiary or their respective properties or assets.

          (b) Except as set forth in Section 3.05(a) of the SurgiCare Disclosure Schedule, no consent, approval, certificate, license, permit, order or authorization (“Consent”) of, or registration, declaration, notification or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to SurgiCare or any SurgiCare Subsidiary in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions, other than (i) if required, compliance with and filing of a pre-merger notification report under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the applicable requirements of states securities or “blue sky” laws, the Securities Act and the Exchange Act and the rules and regulations of the American Stock Exchange (the “AMEX”), (iii) the filing of the Articles of Merger with the Secretary of State of the State of Texas and appropriate documents with the relevant authorities of the other jurisdictions in which SurgiCare is qualified to do business (the foregoing clauses (b)(i) through (iii) being referred to collectively as the “Required Consents”), and (iv) such other items that would not have a SurgiCare Material Adverse Effect.

     SECTION 3.06 Permits; Accreditation.

          (a) Except as set forth in Section 3.06(a) of the SurgiCare Disclosure Schedule, SurgiCare has all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any federal, national, state, provincial, municipal or local government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or any other governmental or quasi-governmental authority, whether of the U.S., or another jurisdiction (a “Governmental Entity”), necessary or advisable for SurgiCare or any SurgiCare Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted, including without limitation all licenses and permits required to operate a health care facility under applicable legal requirements of each jurisdiction, all licenses required for the practice of medicine and the provision of medical or technical services in connection with the business of SurgiCare and each SurgiCare Subsidiary, certificates of need, provider and supplier numbers, and reassignments of supplier and provider billing rights as applicable to each health care facility or operation of SurgiCare and each SurgiCare Subsidiary (the “SurgiCare Permits”), other than such SurgiCare Permits as, individually and in the aggregate, are not material to the business of either SurgiCare or any SurgiCare Subsidiary and the lack of which would not result in a SurgiCare Material Adverse Effect. Except as disclosed in Section 3.06(a) of the SurgiCare Disclosure Schedule, each of SurgiCare and the SurgiCare Subsidiaries is in possession of all SurgiCare Permits in good standing, neither SurgiCare nor any SurgiCare Subsidiary is in breach of, or in default or violation under any of the SurgiCare Permits, and no suspension, violation, revocation, limitation or cancellation of or default under any of the SurgiCare Permits is pending or, to the knowledge of SurgiCare, threatened, except as would not have a SurgiCare Material Adverse Effect. Neither SurgiCare nor any SurgiCare Subsidiary has received any written notices of violation, default or deficiency with respect to any SurgiCare Permit that remains uncured. No SurgiCare Permit will be materially affected by, or terminate or lapse by reason of, the Transactions.

          (b) Except as disclosed in Section 3.06(b) of the SurgiCare Disclosure Schedule, each employee and agent of SurgiCare and each SurgiCare Subsidiary, including without limitation each physician and other health care professional employed by or performing services on behalf of SurgiCare or any SurgiCare Subsidiary, has all licenses, permits and approvals required for the performance of his or her duties for SurgiCare or SurgiCare Subsidiary, except where the failure to have such approvals would not have a SurgiCare Material Adverse Effect; and no such employee or agent of SurgiCare or any SurgiCare Subsidiary is in violation of any such license, permit, or approval or any term or condition thereof, except for such violations as would not have a SurgiCare Material Adverse Effect.

          (c) Section 3.06(c) of the SurgiCare Disclosure Schedule sets forth a list of all health care facility accreditations held by or awarded to SurgiCare and each SurgiCare Subsidiary and to each health care facility owned or operated by SurgiCare or a SurgiCare Subsidiary (the “SurgiCare Accreditations”). Except as disclosed in Section 3.06(c) of the SurgiCare Disclosure Schedule, each of the SurgiCare Accreditations is in good standing, and no suspension, revocation, limitation, or cancellation of any of the SurgiCare Accreditations is pending or, to the knowledge of SurgiCare, threatened. Neither SurgiCare nor any SurgiCare Subsidiary has received any written notices of violation, default, or deficiency with respect to any SurgiCare Accreditation that remains uncured. No SurgiCare Accreditation will be materially affected by, or terminate or lapse by reason of, the Transactions.

     SECTION 3.07 Compliance with Laws.

          (a) Except as disclosed in the Filed SurgiCare SEC Documents or in Section 3.07(a) of the SurgiCare Disclosure Schedule, SurgiCare and the SurgiCare Subsidiaries are, and have been, in compliance with each Law applicable to SurgiCare or any SurgiCare Subsidiary or by which any property or asset of SurgiCare or any SurgiCare Subsidiary is bound or affected, except where failure to be in such compliance would not have a SurgiCare Material Adverse Effect. Except as set forth in the Filed SurgiCare SEC Documents or in Section 3.07(a) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary has received any communication from a Governmental Entity that alleges that SurgiCare or a SurgiCare Subsidiary is not or was not in compliance with any applicable Law.

          (b) Without limiting the generality of the foregoing, except as set forth in Section 3.07(b) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary, nor, to the knowledge of SurgiCare, any of the officers, directors, employees, and agents of SurgiCare or any SurgiCare Subsidiary, has engaged in any activity that (i) would constitute a violation of, or that would serve as cause for criminal or civil penalties under, the statutes pertaining to the federal Medicare and Medicaid programs (as defined below), or the federal statutes applicable to health care fraud and abuse, kickbacks and self-referrals, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq., related or similar statutes pertaining to the Federal Employee Health Benefit Program (5 U.S.C. § 8901 et seq.) (the “Federal Employee Health Benefit Program”), the TRICARE program (10 U.S.C. § 1071 et seq.) (“TRICARE”) or any other federal health care program, or the regulations promulgated pursuant to any of such federal statutes, or any analogous or similar state statutes pertaining to Medicaid or any state statutes or regulations pertaining to commercial health care or health insurance programs or the regulations promulgated pursuant to such statutes or regulations, (ii) would serve as cause for mandatory or permissive exclusion from Medicare (Soc. Sec. Act of 1965, Title VIII, P.L. 89-97, as amended, 42 U.S.C. 1395 et seq.) (“Medicare”), Medicaid (Soc. Sec. Act of 1965, Title XIX, P.L. 89-97, as amended, 42 U.S.C. 1396 et seq.) (“Medicaid”), the Federal Employee Health Benefit Program, TRICARE, or any other federal or state health care program or any other governmental or commercial third party payor program, or (iii) would prohibit billing under Medicare or Medicaid, the Federal Employee Health Benefit Program, TRICARE, or any state-funded health care or private health insurance program.

          (c) Except as set forth in Section 3.07(c) of the SurgiCare Disclosure Schedule, neither SurgiCare, nor any of the SurgiCare Subsidiaries, nor any of their respective officers, directors, or managing employees, nor, to the knowledge of SurgiCare, any Person with a direct or indirect ownership, partnership, or equity interest in SurgiCare or a SurgiCare Subsidiary has (i) received notice of any action pending, nor been party to any action, to terminate the participation of such entity, or to exclude such entity from participation, in Medicare, Medicaid, TRICARE, the Federal Employee Health Benefits Program, or any other federal health care program, or any state or private third party health plan, insurance program, or managed care plan; (ii) received notice of any action pending or investigation initiated, or been subject to a civil monetary penalty assessed against it, under Section 1128A of the Social Security Act, (iii) been excluded from participation under Medicare, Medicaid or any other federal health care program, (iv) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offenses described in Sections 1128(a) and 1128(b)(1), (2), (3) of the Social Security Act, or (v) received notice of any action pending or investigation initiated, or been subject to fines, under any applicable state fraud and abuse statutes or regulations or any federal health care fraud and abuse, kickbacks and self-referrals statutes or regulations, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq.

          (d) SurgiCare and each SurgiCare Subsidiary operates in compliance with all federal and state Laws relating to the privacy, security and electronic interchange of individually identifiable health information, including without limitation the Administrative Simplification provisions of the Health Insurance Portability and Accountability Act of 1996, Title II, Subtitle F and the final regulations promulgated thereunder (collectively, “HIPAA”). SurgiCare and each SurgiCare Subsidiary comply with all regulations promulgated under HIPAA with respect to electronic data interchange and standard transactions and code sets.

          (e) SurgiCare, on behalf of itself and each SurgiCare Subsidiary, has implemented and maintains a corporate compliance program that incorporates each element set forth in the U.S. Sentencing Commission Guidelines Manual and is consistent with applicable guidance set forth by the Office of Inspector General of the Department of Health and Human Services; and the business of SurgiCare and its Subsidiaries has been conducted in all material respects in accordance with the terms of such corporate compliance program.

          (f) SurgiCare, on behalf of itself and each SurgiCare Subsidiary, has implemented and maintains credentialing policies and procedures applicable to each physician and other health care provider who provides professional or health care services in a health care facility or site owned or operated by SurgiCare or a SurgiCare Subsidiary, which policies and procedures represent commercially reasonable efforts to assure legal compliance by such physicians and other health care professionals.

     SECTION 3.08 SEC Filings; Financial Statements.

          (a) Except as disclosed in Section 3.08(a) of the SurgiCare Disclosure Schedule, SurgiCare has timely filed all forms, reports and documents required to be filed by it with the SEC since August 20, 1999, including (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy statements relating to meetings of stockholders (whether annual or special), (iv) all Reports on Form 8-K, (v) all other reports or registration statements, and (vi) all amendments, exhibits and supplements to all such reports and registration statements (collectively, the “SurgiCare SEC Reports”). The SurgiCare SEC Reports, including all forms, reports and documents to be filed by SurgiCare with the SEC after the date hereof and prior to the Closing, (i) were and, in the case of SurgiCare SEC Reports filed after the date hereof, will be prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the published rules and regulations of the SEC thereunder, and (ii) did not as of the time they were filed, and in the case of such forms, reports and documents filed by SurgiCare with the SEC after the date of this Agreement, will not as of the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were and will be made, not misleading. No SurgiCare Subsidiary is subject to the periodic reporting requirements of the Exchange Act. There is no unresolved violation of the Exchange Act or the published rules and regulations of the SEC asserted by the SEC or any other Governmental Entity with respect to the SurgiCare SEC Reports.

          (b) Each of the consolidated financial statements (including any notes thereto) contained in the SurgiCare SEC Reports was prepared in accordance with the rules and regulations of the SEC and United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and each presented fairly or, in the case of SurgiCare SEC Reports filed after the date hereof, will present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of SurgiCare and the consolidated SurgiCare Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate). The balance sheet of SurgiCare contained in the SurgiCare SEC Reports as of December 31, 2002 is hereinafter referred to as the “SurgiCare Balance Sheet.”

          (c) The Chief Executive Officer and Chief Financial Officer of SurgiCare have each executed, delivered and filed with applicable SurgiCare SEC Reports the certificates required under Section 302 and 906 of the Sarbanes-Oxley Act of 2002.

     SECTION 3.09 Undisclosed Liabilities. Except for those Liabilities that are fully reflected or reserved against on the SurgiCare Balance Sheet (or in the notes thereto) or as set forth in Section 3.09 of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary has outstanding any Liability (including without limitation any Liability under any federal, state, or private health care, health benefit, or managed care plan or program for any refund, overpayment, discount and adjustment required by U.S. GAAP to be set forth on a consolidated balance sheet of SurgiCare and the SurgiCare Subsidiaries or in the notes thereto), except for Liabilities which have been incurred since the date of the SurgiCare Balance Sheet in the ordinary course of business, consistent with past practice, and which would not have a SurgiCare Material Adverse Effect.

     SECTION 3.10 Absence of Certain Changes or Events. Except as disclosed in the SurgiCare SEC Reports filed and publicly available on the SEC’s EDGAR database prior to the date of this Agreement (the “Filed SurgiCare SEC Documents”) or in Section 3.10 of the SurgiCare Disclosure Schedule, from the date of the SurgiCare Balance Sheet, SurgiCare and each SurgiCare Subsidiary has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

          (a) any event, damage, change, effect, destruction, loss or development that would have a SurgiCare Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any SurgiCare Capital Stock or any repurchase or redemption for value by SurgiCare of any SurgiCare Capital Stock;

          (c) any split, combination or reclassification of any SurgiCare Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of SurgiCare Capital Stock, other than pursuant to the Recapitalization;

          (d) any issuance by SurgiCare or any SurgiCare Subsidiary of any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for the issuance of any shares of SurgiCare Old Common Stock pursuant to the exercise of any stock options outstanding on the date hereof pursuant to the SurgiCare Option Plans or any warrants outstanding on the date hereof or the issuance of shares of SurgiCare Class A Common Stock pursuant to the Recapitalization;

          (e) any incurrence, assumption or guaranty by SurgiCare or any SurgiCare Subsidiary of any indebtedness for borrowed money or issuance by SurgiCare or any SurgiCare Subsidiary of any debt securities or assumption, guarantee or endorsement of the obligations of any Person by SurgiCare or any SurgiCare Subsidiary, or any making of loans or advances by SurgiCare or any SurgiCare Subsidiary, or any creation or other incurrence by SurgiCare or any SurgiCare Subsidiary of any Lien;

          (f) (i) any grant by SurgiCare or any SurgiCare Subsidiary to any current or former director, officer or employee of SurgiCare or any SurgiCare Subsidiary of any increase in their compensation, except to the extent required under employment agreements in effect as of the date of the SurgiCare Balance Sheet, or with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice and except for SurgiCare Stock Options that are reflected as outstanding in clause (v) of Section 3.03(a), (ii) any grant by SurgiCare or any SurgiCare Subsidiary to any current or former director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the SurgiCare Balance Sheet or (iii) any entry by SurgiCare or any SurgiCare Subsidiary into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that were entered into in the ordinary course of business consistent with past practice;

          (g) any termination of employment or departure of any officer or other key employee of SurgiCare or any SurgiCare Subsidiary;

          (h) any entry by SurgiCare or any SurgiCare Subsidiary into any commitment or transaction, or any contract or agreement entered into by SurgiCare or any SurgiCare Subsidiary, relating to SurgiCare’s or any SurgiCare Subsidiary’s assets or business, or any relinquishment by SurgiCare or any SurgiCare Subsidiary of any contract or other right, material to SurgiCare and the SurgiCare Subsidiaries taken as a whole;

          (i) any material revaluation by SurgiCare of any material asset (including any writing off of notes or accounts receivable);

          (j) any change in accounting methods, principles or practices by SurgiCare or any SurgiCare Subsidiary materially affecting the consolidated assets, liabilities or results of operations of SurgiCare, except insofar as may have been required by a change in U.S. GAAP;

          (k) any elections with respect to Taxes by SurgiCare or any SurgiCare Subsidiary or settlement or compromise by SurgiCare or any SurgiCare Subsidiary of any material Tax Liability or refund; or

          (l) any agreement by SurgiCare or any SurgiCare Subsidiary to take any action described in this Section 3.10 except as expressly contemplated by this Agreement.

     SECTION 3.11 Absence of Litigation. Except as specifically disclosed in the Filed SurgiCare SEC Documents or in Section 3.11 of the SurgiCare Disclosure Schedule, (i) there is no litigation, arbitration, suit, claim, action, adjudication, appeal, proceeding or investigation (an “Action”) pending or, to the knowledge of SurgiCare, threatened against SurgiCare or any SurgiCare Subsidiary, or any property or asset of SurgiCare or any SurgiCare Subsidiary, before any court, arbitrator or Governmental Entity, domestic or foreign, or in connection with any appeal or dispute resolution process with a third party payor for health care services, that would have a SurgiCare Material Adverse Effect and (ii) there is no Judgment, consent decree or other Order outstanding against SurgiCare or any SurgiCare Subsidiary.

     SECTION 3.12 Employee Benefit Matters.

          (a) Section 3.12(a) of the SurgiCare Disclosure Schedule lists each SurgiCare Employee Benefit Plan, other than those set forth in Section 3.13(a)(ii) of the SurgiCare Disclosure Schedule. SurgiCare has delivered to each of DCPS and MBS correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service for each Employee Pension Benefit Plan or Employee Welfare Benefit Plan trust, the Form 5500 Annual Reports and Form 990 Annual Reports that were filed for the last three years, all related trust agreements, insurance contracts (including stop loss policies and fiduciary policies), and other funding agreements which implement each such SurgiCare Employee Benefit Plan, and all other forms and information relating to the administration of the SurgiCare Employee Benefits Plans and no promise or commitment to amend or improve any SurgiCare Employee Benefit Plan for the benefit of any current or former director, officer, or employee of SurgiCare or any SurgiCare Subsidiary which is not reflected in the documentation provided to DCPS and MBS has been made.

          (i) Each SurgiCare Employee Benefit Plan (and each related trust, insurance contract, or fund) (A) complies in form and in operation with the applicable requirements of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), the Code, and other applicable Laws, and (B) has been operated in accordance with its terms, except in either case where failure to do so would not have a SurgiCare Material Adverse Effect.

          (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been timely and appropriately filed or distributed with respect to each SurgiCare

Employee Benefit Plan, except where the failure to do so would not have a SurgiCare Material Adverse Effect.

          (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid by the due date thereof (taking into account any extensions) to each such SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of SurgiCare and disclosed on SurgiCare’s consolidated financial statements contained in the SurgiCare SEC Reports. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such SurgiCare Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iv) Each SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code Section 401(a) is so qualified.

          (v) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each SurgiCare Employee Benefit Plan which is an Employee Welfare Benefit Plan. Each trust holding assets used to fund an Employee Welfare Benefit Plan that is intended to be qualified under Code Section 501(c)(9) is so qualified. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such SurgiCare Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

          (b) No SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan is or ever has been subject to Title IV of ERISA and none of SurgiCare or any SurgiCare Subsidiary has incurred or has any reason to expect that any of SurgiCare or the SurgiCare Subsidiaries will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such SurgiCare Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) There have been no Prohibited Transactions with respect to any SurgiCare Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such SurgiCare Employee Benefit Plan. No action, suit, proceeding, hearing, examination, or investigation with respect to the administration or the investment of the assets of any such SurgiCare Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of SurgiCare, threatened. No SurgiCare Employee Benefit Plan is, or in the last three years has been, the subject of a government sponsored voluntary correction, amnesty, or similar program.

          (d) None of SurgiCare or any SurgiCare Subsidiary contributes to, has ever contributed to, or has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (e) None of SurgiCare or any SurgiCare Subsidiary maintains or ever has maintained or contributes, or ever has contributed or has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (f) The Transactions will not result in any payment or acceleration of, or vesting or increase in benefits under, any SurgiCare Employee Benefit Plan.

     SECTION 3.13 Material Contracts.

          (a) Section 3.13(a) of the SurgiCare Disclosure Schedule contains a list (organized by subsections corresponding to the subsections identified below) of the following contracts, agreements and arrangements (including all amendments thereto) to which SurgiCare or a SurgiCare Subsidiary is currently a party, other than those contracts, agreements and arrangements listed as exhibits in SurgiCare’s Form 10-K for the year ended December 31, 2002 (such contracts, agreements and arrangements required to be set forth in Section 3.13(a) of the SurgiCare Disclosure Schedule or listed as exhibits in SurgiCare’s Form 10-K for the year ended December 31, 2002, the “SurgiCare Material Contracts”), except for this Agreement and the other agreements referenced hereby related to the Transactions:

          (i) each contract and agreement or group of related agreements which (A) is likely to involve consideration of more than $100,000 in the aggregate, during the years ending December 31, 2003 or December 31, 2004, (B) is likely to involve consideration of more than $250,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by SurgiCare or any SurgiCare Subsidiary without penalty or further payment and on less than 60 days’ notice;

          (ii) all employment, consulting, severance, termination or indemnification agreements between SurgiCare or any SurgiCare Subsidiary and any director, officer or employee of SurgiCare or any SurgiCare Subsidiary;

          (iii) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $25,000 or which involve the services of physicians;

          (iv) all provider participation agreements, reimbursement agreements, and third party payor agreements, whether with a governmental or private health care program, health insurer, managed care organization, self-funded group health plan, or other payor for health care services;

          (v) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases);

          (vi) all agreements under which SurgiCare or any SurgiCare Subsidiary has advanced or loaned, or may be required to advance or loan, any funds;

          (vii) all guarantees of any obligations in excess of $50,000;

          (viii) all joint venture or other similar agreements;

          (ix) all lease agreements with annual lease payments in excess of $50,000;

          (x) agreements under which SurgiCare has granted any Person registration rights (including demand and piggy-back registration rights) or any other agreements with respect to the capital stock of SurgiCare or any SurgiCare Subsidiary;

          (xi) all contracts and agreements that limit the ability of SurgiCare or any SurgiCare Subsidiary to compete in any line of business or with any Person or entity or in any geographic area or during any period of time with respect to any business currently conducted by SurgiCare or any SurgiCare Subsidiary;

          (xii) all contracts and agreements pursuant to which SurgiCare or any SurgiCare Subsidiary may be required to repurchase or redeem any capital stock or other equity interests;

          (xiii) all contracts and agreements relating to the management or development of ambulatory surgery centers by SurgiCare or any SurgiCare Subsidiary;

          (xiv) all affiliation agreements with hospitals or other health care providers;

          (xv) all litigation settlement agreements, consent decrees, corporate integrity agreements, and settlements with governmental entities;

          (xvi) all contracts and other agreements with Affiliates; and

          (xvii) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of SurgiCare and the SurgiCare Subsidiaries taken as a whole.

          (b) To the knowledge of SurgiCare, each SurgiCare Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms (except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditor’s rights and remedies generally, and (ii) is subject to general principals of equity (regardless of whether considered in a proceeding in equity or at law)). Neither SurgiCare nor any SurgiCare Subsidiary is in material violation or default, or has received notice that it is in violation or default, under any SurgiCare Material Contract and, to SurgiCare’s knowledge, no other party is in material default under any SurgiCare Material Contract. SurgiCare has provided each of DCPS and MBS with copies of all SurgiCare Material Contracts.

     SECTION 3.14 Environmental Matters. Except as described in Section 3.14 of the SurgiCare Disclosure Schedule or as would not have a SurgiCare Material Adverse Effect: (a) SurgiCare and the SurgiCare Subsidiaries have not been and are not in violation of any Environmental Law applicable to any of them; (b) none of the properties currently or formerly owned, leased or operated by SurgiCare or the SurgiCare Subsidiaries are contaminated with any Hazardous Substance; (c) neither SurgiCare nor any of the SurgiCare Subsidiaries are liable for any off-site contamination by Hazardous Substances; (d) SurgiCare and the SurgiCare Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”); (e) SurgiCare and the SurgiCare Subsidiaries are in compliance in all material respects with their Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Except as described in Section 3.14 of the SurgiCare Disclosure Schedule, none of SurgiCare or the SurgiCare Subsidiaries has received notice of a violation of, or any Liability under, any Environmental Law (whether with respect to properties presently or previously owned or used). SurgiCare and the SurgiCare Subsidiaries have made available to each of DCPS and MBS all environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither SurgiCare nor any SurgiCare Subsidiary has arranged for the disposal or treatment of any substance at any off-site location that has been included in any published U.S. federal, state or local “superfund” site list or any similar list of hazardous or toxic waste sites published by any Governmental Entity.

     SECTION 3.15 Title to Properties; Absence of Liens and Encumbrances.

          (a) Except as described in Section 3.15(a) of the SurgiCare Disclosure Schedule, each of SurgiCare and the SurgiCare Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties and assets owned, used or held for use in its business, free and clear of any Liens except (i) for Liens imposed by Law for Taxes not yet due and payable or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, and (ii) as reflected in the financial statements contained in the Filed SurgiCare SEC Documents.

          (b) Section 3.15(b) of the SurgiCare Disclosure Schedule sets forth a true, correct and complete list of all real property and improvements (collectively, the “SurgiCare Real Property”) owned by SurgiCare or any SurgiCare Subsidiary. There are no leases, subleases or other occupancy agreements, either written or oral, granting any Person the right of use or occupancy of any SurgiCare Real Property (or portion thereof). Except as described in Section 3.15(b) of the SurgiCare Disclosure Schedule, SurgiCare (or such SurgiCare Subsidiary as the case may be) has good, clear and marketable title to the SurgiCare Real Property and has furnished to each of DCPS and MBS true and complete copies of title insurance reports and title insurance policies with respect to the SurgiCare Real Property. No SurgiCare Real Property is subject to any Lien except (i) for Liens imposed by Law for Taxes not yet due and payable or that otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, (ii) as reflected in the financial statements contained in the Filed SurgiCare SEC Documents, or (iii) as set forth in Section 3.15(b) of the SurgiCare Disclosure Schedule. All title to the SurgiCare Real Property is insurable by a nationally recognized title insurance company, on a standard American Land Title Association (“ALTA”) title insurance policy with all standard exceptions deleted and otherwise free of all exceptions except for the Liens set forth in Section 3.15(b) of the SurgiCare Disclosure Schedule. Except as set forth on Section 3.15(b) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary leases (as tenant or subtenant) any real property. The real property listed in Section 3.15(b) of the SurgiCare Disclosure Schedule constitutes all of the real property used, leased or occupied by SurgiCare or any SurgiCare Subsidiary as of the date hereof.

          (c) The SurgiCare Real Property and all present uses and operations of the SurgiCare Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the SurgiCare Real Property, except for such failures to comply as would not have a SurgiCare Material Adverse Effect. SurgiCare and the SurgiCare Subsidiaries have obtained all approvals of Governmental Entities (including certificates of use and occupancy, licenses and permits) required in connection with the construction, ownership, use, occupation and operation of the SurgiCare Real Property, except for such approvals the absence of which would not have a SurgiCare Material Adverse Effect. Neither SurgiCare nor any SurgiCare Subsidiary has received any notice of, nor does SurgiCare or any SurgiCare Subsidiary have any knowledge of, any pending or proposed condemnation proceeding, taking, lawsuit or administrative matter with respect to any of the SurgiCare Real Property.

          (d) All structures, facilities and improvements owned by SurgiCare or any SurgiCare Subsidiary and all structural, mechanical and other physical systems that constitute a part thereof are free of material defects and are in good operating condition and repair, except as would not have a SurgiCare Material Adverse Effect. No maintenance or repair to the SurgiCare Real Property or such structures, facilities and improvements (including any structural, mechanical or other physical system thereof) has been unreasonably deferred.

     SECTION 3.16 Intellectual Property.

          (a) Except with respect to the items set forth in Section 3.16(a) of the SurgiCare Disclosure Schedule, SurgiCare and the SurgiCare Subsidiaries own or possess adequate licenses or other valid enforceable rights to use all Intellectual Property used in the conduct of the business of SurgiCare and the SurgiCare Subsidiaries (as currently conducted and contemplated to be conducted), and the consummation of the Transactions will not conflict with, alter or impair SurgiCare or any SurgiCare Subsidiary’s rights to any such Intellectual Property.

          (b) Section 3.16(b) of the SurgiCare Disclosure Schedule sets forth all of the following Intellectual Property owned or licensed by SurgiCare or any SurgiCare Subsidiary: patents and patent applications, inventions that have been identified as active patent matters but for which applications have not yet been filed, Trademark registrations and applications for Trademark registrations, trade names, registered copyrights and all material license agreements relating to the operations of SurgiCare and the SurgiCare Subsidiaries. All patents, Trademarks, registrations, copyright registrations and license agreements set forth in Section 3.16(b) of the SurgiCare Disclosure Schedule are valid and in full force and effect. To the knowledge of SurgiCare, neither SurgiCare nor any SurgiCare Subsidiary has interfered with or infringed upon any Intellectual Property rights of third parties in connection with the business of SurgiCare or any SurgiCare Subsidiary. Except as set forth in Section 3.16(b) of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary has received any charge, complaint, claim, demand, office action or notice (i) alleging any such interference or infringement, or (ii) challenging the legality, validity, enforceability, use or ownership of any Intellectual Property owned or licensed by SurgiCare or any SurgiCare Subsidiary (“SurgiCare Intellectual Property”). To the knowledge of SurgiCare, except as set forth in Section 3.16(b) of the SurgiCare Disclosure Schedule, no Person is infringing or otherwise violating the rights of SurgiCare or any of the SurgiCare Subsidiaries with respect to any SurgiCare Intellectual Property.

          (c) Except as set forth in Section 3.16(c) of the SurgiCare Disclosure Schedule, SurgiCare has timely paid, or caused to be timely paid, all required maintenance, renewal and other similar fees, and has timely met any applicable legal requirements, with respect to all Intellectual Property that is listed in Section 3.16(b) of the SurgiCare Disclosure Schedule as owned by SurgiCare or any SurgiCare Subsidiary. With respect to Intellectual Property licensed by SurgiCare or any SurgiCare Subsidiary that is listed in Section 3.16(b) of the SurgiCare Disclosure Schedule or is material to SurgiCare or any SurgiCare Subsidiary, SurgiCare and each applicable SurgiCare Subsidiary is in compliance with any applicable license or similar agreement and each such license or agreement is legal, valid, binding and in full force and effect in accordance with its terms, except as would not have a SurgiCare Material Adverse Effect.

          (d) Neither SurgiCare nor any SurgiCare Subsidiary has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or any other conflict with respect to the Intellectual Property, except in the ordinary course of business.

          (e) All of SurgiCare’s information technology systems are in good working order in all material respects and are adequate for the conduct of SurgiCare’s and the SurgiCare Subsidiaries’ business as presently conducted. To the knowledge of SurgiCare, SurgiCare owns or possesses adequate licenses for all material computer software used in the conduct of SurgiCare’s and the SurgiCare Subsidiaries’ business as presently conducted.

     SECTION 3.17 Taxes.

          (a) Each of SurgiCare and the SurgiCare Subsidiaries has duly filed or caused to be filed on a timely basis all Tax Returns required to be filed by it with the applicable Governmental Entity. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by SurgiCare or any SurgiCare Subsidiary (whether or not shown on any Tax Return) have been timely paid in full, including pursuant to any extensions that were timely received. SurgiCare and the SurgiCare Subsidiaries currently are not the beneficiary of any extension of time within which to file any Tax Return. SurgiCare has not received notice that any claim has been made by an authority in a jurisdiction where any of SurgiCare and the SurgiCare Subsidiaries does not file Tax Returns that they may be subject to taxation by that jurisdiction.

          (b) Each of SurgiCare and the SurgiCare Subsidiaries has complied in all material respects with all reporting requirements and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of SurgiCare or the SurgiCare Subsidiaries either (i) claimed or raised by any authority in writing received by SurgiCare or any SurgiCare Subsidiary, (ii) as to which SurgiCare has knowledge based upon contact with any such authority, or (iii) as a result of any internal investigation by any officer, outside professional or consultant to SurgiCare or any SurgiCare Subsidiary. Except as set forth in Section 3.17 of the SurgiCare Disclosure Schedule, (i) no federal, state, local, and foreign income Tax Returns filed with respect to SurgiCare and the SurgiCare Subsidiaries have been audited, and (ii) none are currently open or the subject of audit. SurgiCare delivered or made available to each of DCPS and MBS correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of SurgiCare and the SurgiCare Subsidiaries for the last three taxable years.

          (d) None of SurgiCare or any of the SurgiCare Subsidiaries has waived any statue of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of SurgiCare or any of the SurgiCare Subsidiaries is or ever has been a party to any Tax allocation or sharing agreement or a member of an affiliated group within the meaning of Code Section 1504(a) or any similar group defined under a similar provision of state, local, or foreign Law (an “Affiliated Group”) filing a consolidated federal income Tax Return (other than the Affiliated Group the common parent of which is SurgiCare). SurgiCare does not have any Liability for the Taxes of any Person other than SurgiCare and the SurgiCare Subsidiaries under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (f) None of SurgiCare or any of the SurgiCare Subsidiaries has filed a consent under Code Section 341(f) concerning collapsible corporations. None of SurgiCare and the SurgiCare Subsidiaries has made any payments, is obligated to make any payments, or is a party to any Contract (including this Agreement) that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162, 280G or 404 or that will be subject to an excise tax under Code Section 4999.

          (g) The unpaid Taxes of SurgiCare and the SurgiCare Subsidiaries (1) did not, as of December 31, 2002, exceed the reserve for Tax Liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the SurgiCare Balance Sheet (rather than in any notes thereto) and (2) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of SurgiCare and the SurgiCare Subsidiaries in filing their Tax Returns.

          (h) Since July 1, 1993, SurgiCare has not had an “ownership change” within the meaning of Section 382(g) of the Code.

     SECTION 3.18 Insurance.

          (a) Section 3.18 of the SurgiCare Disclosure Schedule sets forth a complete and accurate list of all insurance policies in force naming SurgiCare, any SurgiCare Subsidiary or directors or employees thereof as a loss payee or for which SurgiCare or any SurgiCare Subsidiary has paid or is obligated to pay all or part of the premiums. Neither SurgiCare nor any SurgiCare Subsidiary has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of SurgiCare and the SurgiCare Subsidiaries is in compliance with all material conditions contained therein.

          (b) Each of SurgiCare and the SurgiCare Subsidiaries maintains and has maintained, in full force and effect with financially sound and reputable insurers, general and professional liability insurance coverage with respect to their respective assets and businesses, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any SurgiCare Material Contracts. Neither SurgiCare nor a SurgiCare Subsidiary has been refused such insurance.

          (c) SurgiCare and each SurgiCare Subsidiary require physicians and other health care providers who provide professional or health care services in a health care facility or site owned or operated by SurgiCare or a SurgiCare Subsidiary, or who are independent contractors of SurgiCare or a SurgiCare Subsidiary, to maintain professional liability and comprehensive general liability insurance from financially sound and reputable insurers in amounts of, at a minimum, $3,000,000 per occurrence and $5,000,000 in the aggregate.

     SECTION 3.19 Opinion of Financial Advisor. The SurgiCare Board has received the written opinion of G.A. Herrerra & Co., LLC dated November 17, 2003 to the effect that, as of such date, the Transactions are fair to the SurgiCare stockholders from a financial standpoint, and a copy of the signed opinion has been provided to each of DCPS and MBS.

     SECTION 3.20 Brokers. No broker, investment banker, financial advisor or other Person, other than G.A. Herrerra & Co., LLC, Daniel Krzyzanowski and Odyssey Capital, LLC, the fees and expenses of which will be paid by SurgiCare and are set forth in Section 3.20 of the SurgiCare Disclosure Schedule, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SurgiCare. SurgiCare has delivered to each of DCPS and MBS a complete and accurate copy of all agreements pursuant to which G.A. Herrerra & Co., LLC, Daniel Krzyzanowski or Odyssey Capital, LLC is entitled to any fees and expenses payable directly or indirectly by SurgiCare or any SurgiCare Subsidiary in connection with any of the Transactions.

     SECTION 3.21 Employees. To the knowledge of SurgiCare, except as set forth in Section 3.21 of the SurgiCare Disclosure Schedule, no executive, key employee, or group of employees has any plans to terminate employment with SurgiCare or the SurgiCare Subsidiaries or any affiliates (including, but not limited to, any physician groups). SurgiCare and the SurgiCare Subsidiaries have not experienced any labor disputes or work stoppages due to labor disagreements. SurgiCare and the SurgiCare Subsidiaries are in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment. SurgiCare and the SurgiCare Subsidiaries are not, nor have any of them ever been, a party to any collective bargaining agreements and, to the knowledge of SurgiCare, none of SurgiCare or any of the SurgiCare Subsidiaries has been the subject of any organizational activity. None of SurgiCare nor any of the SurgiCare Subsidiaries engages in the corporate practice of medicine or employs physicians in violation of the corporate practice of medicine doctrine, as defined or applied under the Laws of Texas or any other applicable jurisdiction.

     SECTION 3.22 Transactions with Affiliates. Except as set forth in the Filed SurgiCare SEC Documents, since the date of SurgiCare’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by SurgiCare pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 3.22 of the SurgiCare Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of SurgiCare or any SurgiCare Subsidiary. Without limiting the generality of the foregoing, there are no amounts due or payable by SurgiCare or any SurgiCare Subsidiary to any of the SurgiCare Principal Stockholders or any of their Affiliates or associates in connection with the Transactions or otherwise.

     SECTION 3.23 Stockholder Rights Agreement. Neither SurgiCare nor any SurgiCare Subsidiary has an effective stockholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of SurgiCare Old Common Stock or any other equity or debt securities of SurgiCare or any SurgiCare Subsidiary, other than any stockholder rights plan or stockholder rights agreement that (a) is adopted after the date of this Agreement, (b) does not impair the ability of the parties to consummate the Acquisitions in accordance with the terms of this Agreement, and (c) otherwise does not have an adverse effect on any of DCPS, MBS or the Sellers or on the rights of any of DCPS, MBS or the Sellers under this Agreement.

     SECTION 3.24 IPS Acquisition Agreement, Stock Subscription Agreement and Debt Exchange Agreement. Each of the IPS Acquisition Agreement, the Stock Subscription Agreement and the Debt Exchange Agreement has been executed by all parties thereto and is in full force and effect as of the date hereof.

     SECTION 3.25 Offering Valid. Assuming the accuracy of the representations and warranties of the Sellers contained in Section 4.24, the offer, sale and issuance of the SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) and the DCPS Notes in the Acquisitions will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws. Neither SurgiCare nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of the SurgiCare Class C Common Shares, SurgiCare Class A Common Shares or DCPS Notes to any Person or Persons so as to bring the sale of such SurgiCare Class C Common Shares, SurgiCare Class A Common Shares or DCPS Notes by SurgiCare within the registration provisions of the Securities Act or any state securities laws. SurgiCare has made or will, in accordance with all time periods under applicable laws, make all requisite filings and has taken or will take all action necessary to be taken to comply with such state securities or “blue sky” laws. All prior issuances of SurgiCare’s securities have been conducted in conformity with all applicable securities laws.

     SECTION 3.26 Certain Payments. Neither SurgiCare nor any SurgiCare Subsidiary, nor to SurgiCare’s knowledge, their respective directors, officers, agents, affiliates or employees, nor any other person acting on behalf of SurgiCare or any SurgiCare Subsidiary, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of SurgiCare or any SurgiCare Subsidiary, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any applicable Law or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of SurgiCare or any SurgiCare Subsidiary.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF DCPS, MBS AND THE SELLERS

     DCPS and the DCPS Sellers hereby jointly and severally represent and warrant (solely with respect to DCPS and DCM) to SurgiCare and Newco, and MBS and the MBS Sellers hereby jointly and severally represent and warrant (solely with respect to MBS) to SurgiCare and Newco, that:

     SECTION 4.01 Organization and Qualification; Subsidiaries.

          (a) MBS is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to do so would not have a DCPS/MBS Material Adverse Effect. DCPS is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to do so would not have a DCPS/MBS Material Adverse Effect. Each of DCPS and MBS is duly qualified or licensed as a foreign corporation or organization to do business, and is in good standing (where such concept is applicable), in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to do so would not have a DCPS/MBS Material Adverse Effect. Section 4.01(a) of the DCPS/MBS Disclosure Schedule lists all trade names used or used at any time during the past five years by either of DCPS or MBS.

          (b) Neither MBS nor DCPS has any subsidiaries. Except for the ownership of interests set forth in Section 4.01(b) of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS owns, directly or indirectly, or has any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

          (c) DCM is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. DCM is a holding company that engages and has engaged only in the business of holding Units of General Partnership Interest in DCPS. Except for the ownership of Units of General Partnership Interest in DCPS, DCM does not own, directly or indirectly, or have any outstanding contractual obligation to acquire, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any corporation, partnership, joint venture or other business association or entity.

     SECTION 4.02 Certificate of Incorporation and By-Laws. MBS has heretofore provided to SurgiCare a complete and correct copy of MBS’ certificate of incorporation, as amended to date (the “MBS Charter”) and MBS’ by-laws, as amended to date (the “MBS By-Laws”). The MBS Charter and MBS By-Laws are in full force and effect. MBS is not in violation of any of the provisions of the MBS Charter or the MBS By-Laws. DCPS has heretofore provided to SurgiCare a complete and correct copy of DCPS’ partnership agreement, as amended to date (the “DCPS Partnership Agreement”). The DCPS Partnership Agreement is in full force and effect. DCPS is not in violation of any of the provisions of the DCPS Partnership Agreement.

     SECTION 4.03 Capitalization.

          (a) The authorized capital stock of MBS consists of 2,000 shares of MBS Common Stock. As of the date hereof, (i) 1,000 MBS Common Shares are issued and outstanding and held by the MBS Sellers in the percentages set forth on Schedule 2.01(a)(i) and (ii) no MBS Common Shares are held in MBS’ treasury. Except as set forth above, as of the date hereof no shares of capital stock or other securities of MBS are issued, reserved for issuance or outstanding. As of the date hereof, 990 Units of Limited Partnership Interest in DCPS and 10 Units of General Partnership Interest of DCPS are issued and outstanding, all of which are held by the DCPS Sellers. As of the date hereof, Cain is the sole holder of membership interests in DCM. Except as set forth above, as of the date hereof no DCPS Interests or other securities of DCPS or DCM are issued, reserved for issuance or outstanding.

          (b) All outstanding MBS Common Shares are, and all such shares that may be issued prior to the Closing will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the TBCA, the MBS Charter, the MBS By-Laws or any Contract to which MBS is a party or otherwise bound. Each offer or sale by MBS of shares of its capital stock or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers or sales has expired. All outstanding DCPS Interests are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in material violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Texas law, the DCPS Partnership Agreement, any agreement governing DCM or any Contract to which DCPS or DCM is a party or otherwise bound. Each offer or sale by DCPS or DCM of DCPS Interests or other securities has been in compliance with all applicable federal and state securities laws or the applicable statute of limitations with respect to such offers or sales has expired.

          (c) Except as set forth in Section 4.03(c) of the DCPS/MBS Disclosure Schedule, there are not any bonds, debentures, notes or other indebtedness of DCPS, DCM or MBS having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of MBS Common Shares or DCPS Interests may vote (“Voting DCPS/MBS Debt”).

          (d) Except as set forth in Section 4.03(a) above, as of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any of DCPS, DCM or MBS is a party or by which any of them is bound (i) obligating DCPS, DCM or MBS to issue or sell, or cause to be issued or sold, additional shares of capital stock or other equity interests in, or any security convertible or exchangeable into, or exercisable for, any capital stock of or other equity interest in, DCPS, DCM or MBS or any Voting DCPS/MBS Debt, (ii) obligating DCPS, DCM or MBS to issue, grant, extend or enter into any such option, warrant, right, security, stock appreciation right, stock-based performance unit, commitment, Contract, arrangement or undertaking, or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of MBS Common Shares or DCPS Interests.

          (e) There are not any outstanding contractual obligations of DCPS, DCM or MBS, contingent or otherwise, to repurchase, redeem or otherwise acquire any shares of capital stock or other ownership interests of DCPS, DCM or MBS. Except as set forth in Section 4.03(e) of the DCPS/MBS Disclosure Schedule, there are no issued and outstanding MBS Common Shares or DCPS Interests that are subject to a repurchase or redemption right in favor of MBS, DCM or DCPS.

          (f) Each Seller is the record and beneficial owner of, and owns good and marketable title to, the number of MBS Common Shares or DCPS Interests set forth on Section 4.03(f) of the DCPS/MBS Disclosure Schedule, free and clear of all Liens, and each Seller has complete and unrestricted power to sell, assign and deliver to SurgiCare unencumbered marketable title to the MBS Common Shares or DCPS Interests owned by such Seller.

     SECTION 4.04 Authority Relative to this Agreement.

          (a) Each of DCPS, MBS and the Sellers has all requisite power and authority (corporate or otherwise) to execute and deliver this Agreement and consummate the applicable Acquisition. The execution and delivery by each of DCPS and MBS of this Agreement and the consummation by each of DCPS and MBS of the applicable Acquisition have been duly authorized by all necessary action (corporate or otherwise) on the part of each of DCPS and MBS. Each of DCPS, MBS and the Sellers has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of DCPS, MBS and the Sellers, enforceable against them in accordance with its terms.

          (b) No “fair price”, “moratorium”, control share acquisition” or other similar anti-takeover statute or regulation is applicable to either DCPS or MBS, by reason of DCPS or MBS being a party to the Acquisitions or this Agreement. Neither DCPS nor MBS is a party to any “stockholder rights” plan or any similar anti-takeover plan or device.

     SECTION 4.05 No Conflict; Required Filings and Consents.

          (a) Except as set forth in Section 4.05(a) of the DCPS/MBS Disclosure Schedule, the execution and delivery by each of DCPS, MBS and the Sellers of this Agreement does not, and the consummation by each of DCPS, MBS and the Sellers of the applicable Acquisition and compliance with the terms hereof will not, result in any material violation of or default (with or without notice or lapse of time, or both) under, or require any offer to purchase or any prepayment of any debt, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of DCPS, MBS or any Seller under, any provision of (i) the MBS Charter, the MBS By-Laws, the DCPS Partnership Agreement or any agreement governing DCM, (ii) any DCPS/MBS Material Contract or DCPS/MBS Employee Benefit Plan, or (iii) subject to the filings and other matters referred to in Section 3.05(b), any Judgment or Law applicable to DCPS, MBS or any Seller or their respective properties or assets.

          (b) Except as set forth in Section 4.05(a) of the DCPS/MBS Disclosure Schedule, no Consent of, or registration, declaration, notification or filing with, any Governmental Entity or third party is required to be obtained or made by or with respect to DCPS or MBS in connection with the execution, delivery and performance of this Agreement or the consummation by either of DCPS or MBS of the applicable Acquisition, other than (i) the Required Consents and (ii) such other items that would not have a DCPS/MBS Material Adverse Effect.

     SECTION 4.06 Permits; Accreditation.

          (a) Except as set forth in Section 4.06(a) of the DCPS/MBS Disclosure Schedule, DCPS and MBS have all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary or advisable for DCPS or MBS to own, lease and operate its properties or to carry on its business as it is now being conducted (the “DCPS/MBS Permits”), other than such DCPS/MBS Permits as, individually and in the aggregate, are not material to the business of either DCPS or MBS and the lack of which would not result in a DCPS/MBS Material Adverse Effect. Except as disclosed in Section 4.06(a) of the DCPS/MBS Disclosure Schedule, each of DCPS and MBS is in possession of all DCPS/MBS Permits in good standing, neither DCPS nor MBS is in breach of, or in default or violation under any of the DCPS/MBS Permits, and no suspension, violation, revocation, limitation or cancellation of or default under any of the DCPS/MBS Permits is pending or, to the knowledge of the Sellers, threatened, except as would not have a DCPS/MBS Material Adverse Effect. Neither DCPS nor MBS has received any written notices of violation, default or deficiency with respect to any DCPS/MBS Permit that remains uncured. No DCPS/MBS Permit will be materially affected by, or terminate or lapse by reason of, the Acquisitions.

          (b) Except as disclosed in Section 4.06(b) of the DCPS/MBS Disclosure Schedule, each employee and agent of DCPS and MBS has all licenses, permits and approvals required for the performance of his or her duties for DCPS or MBS, except where the failure to have such approvals would not have a DCPS/MBS Material Adverse Effect; and no such employee or agent of DCPS or MBS is in violation of any such license, permit, or approval or any term or condition thereof, except for such violations as would not have a DCPS/MBS Material Adverse Effect.

     SECTION 4.07 Compliance with Laws.

          (a) Except as disclosed in Section 4.07(a) of the DCPS/MBS Disclosure Schedule, DCPS and MBS are, and have been, in compliance with each Law applicable to DCPS or MBS or by which any property or asset of DCPS or MBS is bound or affected, except where such failure to comply would not have a DCPS/MBS Material Adverse Effect. Except as set forth in Section 4.07(a) of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS has received any communication from a Governmental Entity that alleges that DCPS or MBS is not or was not in compliance with any applicable Law.

          (b) Without limiting the generality of the foregoing, except as set forth in Section 4.07(b) of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS, nor, to the knowledge of the Sellers, any of the officers, directors, employees, and agents of DCPS or MBS, has engaged in any activity that (i) would constitute a violation of, or that would serve as cause for criminal or civil penalties under, the statutes pertaining to the federal Medicare and Medicaid programs (as defined below), or the federal statutes applicable to health care fraud and abuse, kickbacks and self-referrals, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq., related or similar statutes pertaining to the Federal Employee Health Benefit Program, TRICARE or any other federal health care program, or the regulations promulgated pursuant to any of such federal statutes, or any analogous or similar state statutes pertaining to Medicaid or any state statutes or regulations pertaining to commercial health care or health insurance programs or the regulations promulgated pursuant to such statutes or regulations, (ii) would serve as cause for mandatory or permissive exclusion from Medicare, Medicaid, the Federal Employee Health Benefit Program, TRICARE, or any other federal or state health care program or any other governmental or commercial third party payor program, or (iii) would prohibit billing under Medicare or Medicaid, the Federal Employee Health Benefit Program, TRICARE, or any state-funded health care or private health insurance program.

          (c) Except as set forth in Section 4.07(c) of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS, nor any of their respective officers, directors, or managing employees, nor, to the knowledge of the Sellers, any Person with a direct or indirect ownership, partnership, or equity interest in DCPS or MBS has (i) received notice of any action pending, nor been party to any action, to terminate the participation of such entity, or to exclude such entity from participation, in Medicare, Medicaid, TRICARE, the Federal Employee Health Benefits Program, or any other federal health care program, or any state or private third party health plan, insurance program, or managed care plan; (ii) received notice of any action pending or investigation initiated, or been subject to a civil monetary penalty assessed against it, under Section 1128A of the Social Security Act, (iii) been excluded from participation under Medicare, Medicaid or any other federal health care program, (iv) been convicted (as that term is defined in 42 C.F.R. § 1001.2) of any offenses described in Sections 1128(a) and 1128(b)(1), (2), (3) of the Social Security Act, or (v) received notice of any action pending or investigation initiated, or been subject to fines, under any applicable state fraud and abuse statutes or regulations or any federal health care fraud and abuse, kickbacks and self-referrals statutes or regulations, including without limitation 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn or the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq.

          (d) Each of DCPS and MBS operates in substantial compliance with all federal and state Laws relating to the privacy, security and electronic interchange of individually identifiable health information, including without limitation HIPAA. DCPS and MBS substantially comply with all regulations promulgated under HIPAA with respect to electronic data interchange and standard transactions and code sets.

          (e) Each of DCPS and MBS has implemented and maintains a corporate compliance program that incorporates each element set forth in the U.S. Sentencing Commission Guidelines Manual and is consistent with applicable guidance set forth by the Office of Inspector General of the Department of Health and Human Services; and the businesses of DCPS and MBS have been conducted in all material respects in accordance with the terms of such corporate compliance program.

     SECTION 4.08 Financial Statements.

          (a) Attached as Section 4.08(a) of the DCPS/MBS Disclosure Schedule are (i) the audited balance sheets of DCPS as of December 31, 2002 and 2001, together with the related statements of income and cash flows for the periods then ended, all certified by Mann Frankfort Stein & Lipp, DCPS’ independent public accountants (ii) the audited balance sheets of MBS as of September 30, 2003, 2002 and 2001, together with the related statements of income and cash flows for the periods then ended, all certified by Mann Frankfort Stein & Lipp, MBS’ independent public accountants, and (iii) the unaudited balance sheets of DCPS as of September 30, 2003 and the related statements of income for the three and ninth month periods then ended (collectively, the financial statements described in clauses (i), (ii) and (iii) are referred to herein as the “Financial Statements”).

          (b) Each of the Financial Statements was prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and each presents fairly in all material respects the financial position, results of operations and cash flows of DCPS or MBS, as applicable, as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject to the absence of complete footnotes and to normal and recurring year-end adjustments which have not been and are not expected to be material, individually or in the aggregate). The balance sheets of DCPS contained in the Financial Statements as of December 31, 2002 and the balance sheets of MBS contained in the Financial Statements as of September 30, 2003 are hereinafter referred to as the “DCPS/MBS Balance Sheets.”

     SECTION 4.09 Undisclosed Liabilities. Except for those Liabilities that are fully reflected or reserved against on the DCPS/MBS Balance Sheets (or in the notes thereto) or as set forth in Section 4.09 of the DCPS/MBS Disclosure Schedule, none of DCPS, DCM or MBS has outstanding any Liability (including without limitation any Liability under any federal, state, or private health care, health benefit, or managed care plan or program for any refund, overpayment, discount and adjustment required by U.S. GAAP to be set forth on a balance sheet of DCPS or MBS, as applicable, or in the notes thereto), except for Liabilities which have been incurred since the date of the DCPS/MBS Balance Sheets in the ordinary course of business, consistent with past practice, and which would not have an DCPS/MBS Material Adverse Effect.

     SECTION 4.10 Absence of Certain Changes or Events. Except as disclosed in Section 4.10 of the DCPS/MBS Disclosure Schedule, from the date of the DCPS/MBS Balance Sheets, each of DCPS and MBS has conducted its business only in the ordinary course consistent with past practice, and during such period there has not been:

          (a) any event, damage, change, effect, destruction, loss or development that would have a DCPS/MBS Material Adverse Effect;

          (b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any MBS Common Shares or DCPS Interests or any repurchase or redemption for value by MBS of any MBS Common Shares or by DCPS of any DCPS Interests;

          (c) any split, combination or reclassification of any MBS Common Shares DCPS Interests or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for MBS Common Shares or DCPS Interests;

          (d) any issuance by MBS, DCPS or DCM of any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities;

          (e) any incurrence, assumption or guaranty by DCPS or MBS of any indebtedness for borrowed money or issuance by DCPS or MBS of any debt securities or assumption, guarantee or endorsement of the obligations of any Person by DCPS or MBS, or any making of loans or advances by DCPS or MBS, or any creation or other incurrence by DCPS or MBS of any Lien;

          (f) (i) any grant by DCPS or MBS to any current or former director, officer or employee of DCPS or MBS of any increase in their compensation, except to the extent required under employment agreements in effect as of the date of the DCPS/MBS Balance Sheets, or with respect to employees (other than directors, officers or key employees) in the ordinary course of business consistent with past practice, (ii) any grant by DCPS or MBS to any current or former director, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination policy, practice or agreements in effect as of the date of the DCPS/MBS Balance Sheets or (iii) any entry by DCPS or MBS into, or any amendment of, any employment, severance or termination agreement with any such director, officer or employee, except for such agreements or amendments with employees (other than directors, officers or key employees) that were entered into in the ordinary course of business consistent with past practice;

          (g) any termination of employment or departure of any officer or other key employee of DCPS or MBS;

          (h) any entry by DCPS or MBS into any commitment or transaction, or any contract or agreement entered into by DCPS or MBS relating to DCPS’ or MBS’ assets or business, or any relinquishment by DCPS or MBS of any contract or other right, material to DCPS and MBS taken as a whole;

          (i) any material revaluation by DCPS or MBS of any material asset (including any writing off of notes or accounts receivable);

          (j) any change in accounting methods, principles or practices by DCPS or MBS materially affecting the assets, liabilities or results of operations of DCPS or MBS, except insofar as may have been required by a change in U.S. GAAP;

          (k) any elections with respect to Taxes by DCPS or MBS or settlement or compromise by DCPS or MBS of any material Tax Liability or refund; or

          (l) any agreement by DCPS or MBS to take any action described in this Section 4.10 except as expressly contemplated by this Agreement.

     SECTION 4.11 Absence of Litigation. Except as disclosed in Section 4.11 of the DCPS/MBS Disclosure Schedule, (i) there is no Action pending or, to the knowledge of the Sellers, threatened against DCPS, DCM or MBS, or any property or asset of DCPS, DCM or MBS, before any court, arbitrator or Governmental Entity, domestic or foreign, or in connection with any appeal or dispute resolution process with a third party payor for health care services that would have a DCPS/MBS Material Adverse Effect, and (ii) there is no Judgment, consent decree or other Order outstanding against DCPS, DCM or MBS that would have an DCPS/MBS Material Adverse Effect.

     SECTION 4.12 Employee Benefit Matters.

          (a) Section 4.12(a) of the DCPS/MBS Disclosure Schedule lists each DCPS/MBS Employee Benefit Plan, other than those set forth in Section 4.13(a)(ii) of the DCPS/MBS Disclosure Schedule. DCPS and MBS have delivered to SurgiCare correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service for each Employee Pension Benefit Plan or Employee Welfare Benefit Plan trust, the Form 5500 Annual Reports and Form 990 Annual Reports that were filed for the last three years, all related trust agreements, insurance contracts (including stop loss policies and fiduciary policies), and other funding agreements which implement each such DCPS/MBS Employee Benefit Plan, and all other forms and information relating to the administration of the DCPS/MBS Employee Benefits Plans and no promise or commitment to amend or improve any DCPS/MBS Employee Benefit Plan for the benefit of any current or former director, officer, or employee of DCPS or MBS which is not reflected in the documentation provided to SurgiCare has been made.

          (i) Each DCPS/MBS Employee Benefit Plan (and each related trust, insurance contract, or fund) (A) complies in form and in operation with the applicable requirements of ERISA), the Code, and other applicable Laws and (B) has been operated in accordance with its terms, except in either case where failure to do so would not have a DCPS/MBS Material Adverse Effect.

          (ii) All required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-l’s, and Summary Plan Descriptions) have been timely and appropriately filed or distributed with respect to each DCPS/MBS

Employee Benefit Plan, except where the failure to do would not have a DCPS/MBS Material Adverse Effect.

          (iii) All contributions (including all employer contributions and employee salary reduction contributions) which are due have been paid by the due date thereof (taking into account any extensions) to each such DCPS/MBS Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan or accrued in accordance with the past custom and practice of DCPS or MBS, as applicable, and disclosed on the Financial Statements. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such DCPS/MBS Employee Benefit Plan which is an Employee Welfare Benefit Plan.

          (iv) Each DCPS/MBS Employee Benefit Plan which is an Employee Pension Benefit Plan intended to be qualified under Code Section 401(a) is so qualified.

          (v) All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each DCPS/MBS Employee Benefit Plan which is an Employee Welfare Benefit Plan. Each trust holding assets used to fund an Employee Welfare Benefit Plan that is intended to be qualified under Code Section 501(c)(9) is so qualified. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Code Section 4980B have been met with respect to each such DCPS/MBS Employee Benefit Plan which is an Employee Welfare Benefit Plan subject to such Part.

          (b) No DCPS/MBS Employee Benefit Plan which is an Employee Pension Benefit Plan is or ever has been subject to Title IV of ERISA and neither DCPS nor MBS has incurred or has any reason to expect that either of DCPS or MBS will incur, any Liability to the PBGC (other than PBGC premium payments) or otherwise under Title IV of ERISA (including any withdrawal Liability) or under the Code with respect to any such DCPS/MBS Employee Benefit Plan which is an Employee Pension Benefit Plan.

          (c) There have been no Prohibited Transactions with respect to any DCPS/MBS Employee Benefit Plan. No Fiduciary has any Liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any such DCPS/MBS Employee Benefit Plan. No action, suit, proceeding, hearing, examination, or investigation with respect to the administration or the investment of the assets of any such DCPS/MBS Employee Benefit Plan (other than routine claims for benefits) is pending or, to the knowledge of the Sellers, threatened. No DCPS/MBS Employee Benefit Plan is, or in the last three years has been, the subject of a government sponsored voluntary correction, amnesty, or similar program.

          (d) Neither DCPS nor MBS contributes to, has ever contributed to, or has ever been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan.

          (e) Neither DCPS nor MBS maintains or ever has maintained or contributes, or ever has contributed or has been required to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Code Section 4980B).

          (f) The Acquisitions will not result in any payment or acceleration of, or vesting or increase in benefits under, any DCPS/MBS Employee Benefit Plan.

     SECTION 4.13 Material Contracts.

          (a) Section 4.13(a) of the DCPS/MBS Disclosure Schedule contains a list (organized by subsections corresponding to the subsections identified below) of the following contracts, agreements and arrangements (including all amendments thereto) to which DCPS or MBS is currently a party (such contracts, agreements and arrangements required to be set forth in Section 4.13(a) of the DCPS/MBS Disclosure Schedule, the “DCPS/MBS Material Contracts”) , except for this Agreement and the other agreements referenced hereby related to the Transactions:

          (i) each contract and agreement or group of related agreements which (A) is likely to involve consideration of more than $50,000 in the aggregate, during the years ending December 31, 2003 or December 31, 2004, (B) is likely to involve consideration of more than $125,000 in the aggregate over the remaining term of such contract, or (C) cannot be canceled by DCPS or MBS without penalty or further payment and on less than 60 days’ notice;

          (ii) all employment, consulting, severance, termination or indemnification agreements between DCPS or MBS and any director, officer or employee of DCPS or MBS;

          (iii) all (A) management contracts (excluding contracts for employment) and (B) contracts with consultants which involve consideration of more than $10,000;

          (iv) all contracts, credit agreements, indentures and other agreements evidencing indebtedness for borrowed money (including capitalized leases);

          (v) all agreements under which DCPS or MBS has advanced or loaned, or may be required to advance or loan, any funds;

          (vi) all guarantees of any obligations in excess of $25,000;

          (vii) all joint venture or other similar agreements;

          (viii) all lease agreements with annual lease payments in excess of $25,000;

          (ix) agreements under which DCPS or MBS has granted any Person registration rights (including demand and piggy-back registration rights) or any other agreements with respect to the capital stock or other ownership interests of DCPS or MBS;

          (x) all contracts and agreements that limit the ability of DCPS or MBS to compete in any line of business or with any Person or entity or in any geographic area or during any period of time with respect to any business currently conducted by DCPS or MBS;

          (xi) all contracts and agreements pursuant to which DCPS or MBS may be required to repurchase or redeem any capital stock or other equity interests;

          (xii) all affiliation agreements with hospitals or other health care providers;

          (xiii) all litigation settlement agreements, consent decrees, corporate integrity agreements, and settlements with governmental entities;

          (xiv) all contracts and other agreements with Affiliates; and

          (xv) any other contracts or agreements that are material to the business, assets, condition (financial or otherwise) or results of operations of DCPS and MBS taken as a whole.

          (b) To the knowledge of the Sellers, each DCPS/MBS Material Contract is a legal, valid and binding agreement in full force and effect in accordance with its terms (except that such enforceability (i) may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditor’s rights and remedies generally, and (ii) is subject to general principals of equity (regardless of whether considered in a proceeding in equity or at law)). Neither DCPS nor MBS is in material violation or default, or has received notice that it is in violation or default, under any DCPS/MBS Material Contract and, to the knowledge of the Sellers, no other party is in material default under any DCPS/MBS Material Contract. DCPS and MBS have provided SurgiCare with copies of all DCPS/MBS Material Contracts.

     SECTION 4.14 Environmental Matters. Except as described in Section 4.14 of the DCPS/MBS Disclosure Schedule or as would not have a DCPS/MBS Material Adverse Effect: (a) DCPS and MBS have not been and are not in violation of any Environmental Law applicable to any of them; (b) none of the properties currently or formerly owned, leased or operated by DCPS or MBS are contaminated with any Hazardous Substance; (c) neither DCPS nor MBS are liable for any off-site contamination by Hazardous Substances; (d) DCPS and MBS have all Environmental Permits; (e) DCPS and MBS are in compliance in all material respects with their Environmental Permits; and (f) neither the execution of this Agreement nor the consummation of the Acquisitions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Entities or third parties, pursuant to any applicable Environmental Law or Environmental Permit. Except as described in Section 4.14 of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS has received notice of a violation of, or any Liability under, any Environmental Law (whether with respect to properties presently or previously owned or used). DCPS and MBS have made available to SurgiCare all environmental audits, reports and other material environmental documents relating to their properties, facilities or operations which are in their possession or control. Neither DCPS nor MBS has arranged for the disposal or treatment of any substance at any off-site location that has been included in any published U.S. federal, state or local “superfund” site list or any similar list of hazardous or toxic waste sites published by any Governmental Entity.

     SECTION 4.15 Title to Properties; Absence of Liens and Encumbrances.

          (a) Except as described in Section 4.15(a) of the DCPS/MBS Disclosure Schedule, each of DCPS and MBS has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible personal properties and assets owned, used or held for use in its business, free and clear of any Liens except (i) for Liens imposed by Law for Taxes not yet due and payable or which otherwise are owed to materialmen, workmen, carriers, warehousepersons or laborers not in excess of $25,000 in the aggregate, and (ii) as reflected in the Financial Statements.

          (b) Neither DCPS nor MBS owns any real property. Except as set forth on Section 4.15(b) of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS leases (as tenant or subtenant) any real property. The real property listed in Section 4.15(b) of the DCPS/MBS Disclosure Schedule (the “DCPS/MBS Real Property”) constitutes all of the real property used, leased or occupied by DCPS or MBS as of the date hereof.

          (c) The DCPS/MBS Real Property and all present uses and operations of the DCPS/MBS Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the DCPS/MBS Real Property, except for such failures to comply as would not have a DCPS/MBS Material Adverse Effect. DCPS and MBS have obtained all approvals of Governmental Entities (including certificates of use and occupancy, licenses and permits) required in connection with the use, occupation and operation of the DCPS/MBS Real Property, except for such approvals as to which the failure to obtain would not have a DCPS/MBS Material Adverse Effect. Neither DCPS nor MBS has received any notice of, nor do the Sellers have any knowledge of, any pending or proposed condemnation proceeding, taking, lawsuit or administrative matter with respect to any of the DCPS/MBS Real Property.

          (d) All structures, facilities and improvements used by DCPS or MBS and all structural, mechanical and other physical systems that constitute a part thereof are free of material defects and are in good operating condition and repair, except as has not had and would not reasonably be expected to have a DCPS/MBS Material Adverse Effect. No maintenance or repair to the DCPS/MBS Real Property or such structures, facilities and improvements (including any structural, mechanical or other physical system thereof) has been unreasonably deferred.

     SECTION 4.16 Intellectual Property.

          (a) Except with respect to the items set forth in Section 4.16(a) of the DCPS/MBS Disclosure Schedule, DCPS and MBS own or possess adequate licenses or other valid enforceable rights to use all Intellectual Property used in the conduct of the businesses of DCPS and MBS (as currently conducted and contemplated to be conducted), and the consummation of the Acquisitions will not conflict with, alter or impair DCPS’ or MBS’ rights to any such Intellectual Property.

          (b) Section 4.16(b) of the DCPS/MBS Disclosure Schedule sets forth all of the following Intellectual Property owned or licensed by DCPS or MBS: patents and patent applications, inventions that have been identified as active patent matters but for which applications have not yet been filed, Trademark registrations and applications for Trademark registrations, trade names, registered copyrights and all material license agreements relating to the operations of DCPS and MBS. All patents, Trademarks, registrations, copyright registrations and license agreements set forth in Section 4.16(b) of the DCPS/MBS Disclosure Schedule are valid and in full force and effect. To the knowledge of the Sellers, neither DCPS nor MBS has interfered with or infringed upon any Intellectual Property rights of third parties in connection with the business of DCPS or MBS, and, except as set forth in Section 4.16(b) of the DCPS/MBS Disclosure Schedule, neither DCPS nor MBS has received any charge, complaint, claim, demand, office action or notice (i) alleging any such interference or infringement, or (ii) challenging the legality, validity, enforceability, use or ownership of any Intellectual Property owned or licensed by DCPS or MBS (“DCPS/MBS Intellectual Property”). To the knowledge of the Sellers, except as set forth in Section 4.16(b) of the DCPS/MBS Disclosure Schedule, no Person is infringing or otherwise violating the rights of DCPS or MBS with respect to any DCPS/MBS Intellectual Property.

          (c) Except as set forth in Section 4.16(c) of the DCPS/MBS Disclosure Schedule, DCPS and MBS have timely paid, or caused to be timely paid, all required maintenance, renewal and other similar fees, and has timely met any applicable legal requirements, with respect to all Intellectual Property that is listed in Section 4.16(b) of the DCPS/MBS Disclosure Schedule as owned by DCPS or MBS. With respect to Intellectual Property licensed by DCPS or MBS that is listed in Section 4.16(b) of the DCPS/MBS Disclosure Schedule or is material to DCPS or MBS, DCPS or MBS is in compliance with any applicable license or similar agreement and each such license or agreement is legal, valid, binding and in full force and effect in accordance with its terms, except as would not have a DCPS/MBS Material Adverse Effect.

          (d) Neither DCPS nor MBS has agreed to indemnify any Person for or against any interference, infringement, misappropriation, or any other conflict with respect to the DCPS/MBS Intellectual Property, except in the ordinary course of business.

          (e) All of DCPS’ and MBS’ information technology systems are in good working order in all material respects and are adequate for the conduct of DCPS’ and MBS’ business as presently conducted. To the knowledge of the Sellers, DCPS and MBS own or possess adequate licenses for all material computer software used in the conduct of DCPS’ and MBS’ businesses as presently conducted.

     SECTION 4.17 Taxes.

          (a) Each of DCPS, DCM and MBS has duly filed, or caused to be filed, on a timely basis all Tax Returns required to be filed by it with the applicable Governmental Entity. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by DCPS, DCM or MBS (whether or not shown on any Tax Return) have been timely paid in full, including pursuant to any extensions that were timely received. DCPS, DCM and MBS currently are not the beneficiary of any extension of time within which to file any Tax Return. None of DCPS, DCM or MBS has received notice that any claim has been made by an authority in a jurisdiction where any of DCPS, DCM or MBS does not file Tax Returns that they may be subject to taxation by that jurisdiction.

          (b) Each of DCPS, DCM and MBS has complied in all material respects with all reporting requirements and has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          (c) There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of DCPS, DCM or MBS either (i) claimed or raised by any authority in writing received by DCPS, DCM or MBS or (ii) as to which the Sellers have knowledge based upon contact with any such authority. Except as set forth in Section 4.17 of the DCPS/MBS Disclosure Schedule, (i) no federal, state, local, and foreign income Tax Returns filed with respect to DCPS, DCM or MBS have been audited, and (ii) none are currently open or the subject of audit. DCPS, DCM and MBS delivered or made available to SurgiCare correct and complete copies of all federal, state, local and foreign income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of DCPS, DCM or MBS for the last three taxable years.

          (d) None of DCPS, DCM or MBS has waived any statue of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (e) None of DCPS, DCM or MBS is or ever has been a party to any Tax allocation or sharing agreement or a member of an Affiliated Group filing a consolidated federal income Tax Return (other than the Affiliated Group the common parent of which is DCPS or MBS). None of DCPS, DCM or MBS has any Liability for the Taxes of any Person other than DCPS, DCM and MBS under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (f) None of DCPS, DCM or MBS has filed a consent under Code Section 341(f) concerning collapsible corporations. None of DCPS, DCM or MBS has made any payments, is obligated to make any payments, or is a party to any Contract (including this Agreement) that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162, 280G or 404 or that will be subject to an excise tax under Code Section 4999.

          (g) The unpaid Taxes of DCPS, DCM and MBS (1) did not, as of December 31, 2002, exceed the reserves for Tax Liability (excluding any reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the DCPS/MBS Balance Sheets (rather than in any notes thereto) and (2) will not exceed those reserves as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of DCPS, DCM and MBS in filing their Tax Returns.

          (h) Since July 1, 1993, neither DCPS, DCM nor MBS has had an “ownership change” within the meaning of Section 382(g) of the Code.

          (i) DCPS has been a validly electing S corporation, within the meaning of Code Sections 1361 and 1362 and for state Tax law purposes, except in those states which do not recognize S corporation status, since August 31, 2003, and has filed all forms and taken all actions necessary to maintain such status. At all times prior to August 31, 2003, DCPS was a partnership for U.S. federal income tax purposes. DCPS has never been, and will not at any time be, a “C corporation” for U.S. federal income tax purposes. None of DCPS, any predecessor to the DCPS or any stockholder or other equity holder of DCPS has taken any action, or omitted to take any action, which action or omission could result in the loss of S corporation status for any period prior to the Closing. DCPS will be an S corporation up to and including the Closing Date.

          (j) DCPS shall not be liable for any Tax under Code Section 1374 in connection with the transactions contemplated by this Agreement. DCPS has not, since August 31, 2003, (A) acquired assets from another corporation in a transaction in which DCPS’ Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (b) acquired the stock of any corporation which is or was at any time a qualified subchapter S subsidiary.

          (k) The business carried on by DCPS is its “historic business” within the meaning of Treasury Regulation 1.368-1(d) promulgated under the Code and no assets of DCPS have been acquired, or sold, transferred or otherwise disposed of, in an amount which would prevent SurgiCare (or a member of SurgiCare’s “qualified group”) from (i) continuing the historic business of DCPS, or (ii) using a significant portion of the historic business assets of DCPS in a business following the Acquisitions. For purposes of this representation, members of SurgiCare’s “qualified group” include corporations in any one or more chains of corporations connected through stock ownership with SurgiCare, but only if SurgiCare owns directly stock meeting the requirements of Section 368(c) of the Code in at least one of such corporations and stock meeting the requirements of Section 368(c) of the Code in each of the other corporations (other than SurgiCare) is owned directly by one of such other corporations.

     SECTION 4.18 Insurance.

          (a) Section 4.18 of the DCPS/MBS Disclosure Schedule sets forth a complete and accurate list of all insurance policies in force naming DCPS, MBS or directors or employees thereof as a loss payee or for which DCPS or MBS has paid or is obligated to pay all or part of the premiums. Neither DCPS nor MBS has received notice of any pending or threatened cancellation or premium increase (retroactive or otherwise) with respect thereto, and each of DCPS and MBS is in compliance with all material conditions contained therein.

          (b) Each of DCPS and MBS maintains and has maintained, in full force and effect with financially sound and reputable insurers, general and professional liability insurance coverage with respect to their respective assets and businesses, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any DCPS/MBS Material Contracts. Neither DCPS nor MBS has been refused such insurance.

     SECTION 4.19 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Acquisitions based upon arrangements made by or on behalf of DCPS, DCM or MBS.

     SECTION 4.20 Employees. To the knowledge of the Sellers, no executive, key employee, or group of employees has any plans to terminate employment with DCPS or MBS or any affiliates (including, but not limited to, any physician groups). DCPS and MBS have not experienced any labor disputes or work stoppages due to labor disagreements. DCPS and MBS are in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment. DCPS and MBS are not, nor have either of them ever been, a party to any collective bargaining agreements and, to the knowledge of the Sellers, neither DCPS nor MBS has been the subject of any organizational activity. Neither DCPS nor MBS engages in the corporate practice of medicine or employs physicians.

     SECTION 4.21 Transactions with Affiliates. Except as set forth in Section 4.21 of the DCPS/MBS Disclosure Schedule, since December 31, 2002, no event has occurred that would be required to be reported pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.21 of the DCPS/MBS Disclosure Schedule identifies each Person who is (or who may be deemed to be) an Affiliate of DCPS, DCM or MBS. Without limiting the generality of the foregoing, there are no amounts due or payable by DCPS, DCM or MBS to any of the Sellers or any of their Affiliates or associates in connection with the Acquisitions or otherwise.

     SECTION 4.22 Stockholder Rights Agreement. None of DCPS, DCM or MBS has an effective stockholder rights agreement or any similar plan or agreement which limits or impairs the ability to purchase, or become the direct or indirect beneficial owner of, shares of MBS Common Stock or DCPS Interests or any other equity or debt securities of DCPS, DCM or MBS, other than any stockholder rights plan or stockholder rights agreement that (a) is adopted after the date of this Agreement, (b) does not impair the ability of the parties to consummate the Acquisitions in accordance with the terms of this Agreement, and (c) otherwise does not have an adverse effect on SurgiCare or Newco or on the rights of SurgiCare or Newco under this Agreement.

     SECTION 4.23 Certain Payments. Neither DCPS nor MBS, nor to the knowledge of the Sellers, their respective directors, officers, agents, affiliates or employees, nor any other person acting on behalf of DCPS or MBS, has (i) given or agreed to give any gift or similar benefit having a value of $1,000 or more to any customer, supplier or governmental employee or official or any other person, for the purpose of directly or indirectly furthering the business of DCPS or MBS, (ii) used any corporate funds for contributions, payments, gifts or entertainment, or made any expenditures, relating to political activities to government officials or others in violation of any applicable Law or (iii) received any unlawful contributions, payments, gifts or expenditures in connection with the business of DCPS or MBS.

     SECTION 4.24 Investment Representations. The Sellers have been advised that neither the SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) constituting the MBS Share Consideration and the DCPS Share Consideration nor the DCPS Notes have been registered under the Securities Act or any state securities laws and, therefore, such SurgiCare Class C Common Shares, SurgiCare Class A Common Shares and DCPS Notes may not be resold unless they are registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. The Sellers are aware that SurgiCare is under no obligation to effect any such registration with respect to such SurgiCare Class C Common Shares, SurgiCare Class A Common Shares or DCPS Notes or to file for or comply with any exemption from registration. Each Seller is receiving the SurgiCare Class C Common Shares, SurgiCare Class A Common Shares and DCPS Notes to be acquired by such Seller hereunder for his own account and not with a view to, or for resale in connection with, the distribution thereof in violation of the Securities Act. Each Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment and is able to bear the economic risk of such investment for an indefinite period of time. Each Seller is an accredited investor as that term is defined in Regulation D under the Securities Act.

ARTICLE V
CONDUCT OF BUSINESS PENDING THE ACQUISITIONS

     SECTION 5.01 Conduct of Business by SurgiCare Pending the Acquisitions. SurgiCare agrees that, between the date of this Agreement and the Closing, except as set forth in Section 5.01 of the SurgiCare Disclosure Schedule or as specifically required by any other provision of this Agreement, unless DCPS and MBS otherwise consent in writing (which consent will not be unreasonably withheld):

          (a) the businesses of SurgiCare and the SurgiCare Subsidiaries will be conducted only in, and SurgiCare and the SurgiCare Subsidiaries will not take any action except in, the ordinary course of business and in a manner consistent with past practice; and

          (b) SurgiCare will use its reasonable best efforts to preserve substantially intact its business organization and goodwill, to keep available the services of the current officers, employees and consultants of SurgiCare and the SurgiCare Subsidiaries (other than termination for cause) and to preserve the current relationships of SurgiCare and the SurgiCare Subsidiaries with members or other customers, employees, suppliers, licensors, licensees and other Persons with which SurgiCare or any SurgiCare Subsidiary has significant business relations.

By way of amplification and not limitation, except (x) as contemplated by this Agreement, (y) for transfers of cash among SurgiCare and the SurgiCare Subsidiaries pursuant to SurgiCare’s existing cash management policies or (z) as set forth in Section 5.01 of the SurgiCare Disclosure Schedule, neither SurgiCare nor any SurgiCare Subsidiary will, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of DCPS and MBS (which consent will not be unreasonably withheld):

          (i) amend or change its certificate of incorporation or by-laws or equivalent organizational documents (including without limitation the SurgiCare Charter and SurgiCare By-Laws);

          (ii) issue, sell, pledge or dispose of, or authorize for issuance, sale, pledge or disposal, any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of SurgiCare or any SurgiCare Subsidiary (except for the issuance of shares of SurgiCare Old Common Stock pursuant to the SurgiCare Stock Options and SurgiCare Warrants outstanding on the date of this Agreement);

          (iii) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock;

          (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock;

          (v) acquire or agree to acquire or sell or agree to sell (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets constituting a business or a portion of a business, including any shares of any such entities’ capital stock or any options, warrants or rights to acquire any of its capital stock;

          (vi) sell, lease, license, encumber or subject to any Lien or otherwise dispose of any SurgiCare Real Property;

          (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for (A) revolving indebtedness under SurgiCare’s existing revolving loan agreement, incurred in the ordinary course of business and consistent with past practice, (B) indebtedness under additional SurgiCare Bridge Notes and (C) other indebtedness with a maturity of not more than one year and in a principal amount not, in the aggregate, in excess of $100,000;

          (viii) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $250,000, or modify, amend, renew, waive any material provision of, breach or terminate any existing SurgiCare Material Contract;

          (ix) make or authorize any capital expenditures, other than as set forth in Section 5.01(ix) of the SurgiCare Disclosure Schedule;

          (x) except for the acceleration of vesting of unvested SurgiCare Stock Options and SurgiCare Warrants outstanding on the date hereof, waive any stock repurchase or acceleration rights, amend or change the terms of any options, warrants, or restricted stock, or reprice options granted under any SurgiCare Option Plan or warrants or authorize cash payments in exchange for any options, or warrants granted under any such plans;

          (xi) (a) increase the compensation payable or to become payable to SurgiCare’s or any SurgiCare Subsidiary’s officers or employees (including without limitation any rights to severance or termination pay), except for increases in salaries or wages of employees (other than directors, officers or key employees) in the ordinary course of business and in accordance with past practices and consistent with current budgets and as described in Section 5.01(xi) of the SurgiCare Disclosure Schedule, (b) grant or amend any rights to severance or termination pay to, or enter into or amend any employment, consulting, retirement, special pay arrangement or severance agreement with, any director, officer or other employee of SurgiCare or any SurgiCare Subsidiary, or with any other persons, except as required by previously existing contractual arrangements or applicable law or (c) forgive any indebtedness of any employee of SurgiCare or any SurgiCare Subsidiary;

          (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in, the SurgiCare Balance Sheet or incurred in the ordinary course of business and consistent with past practice, or cancel any indebtedness in excess of $100,000 in the aggregate or waive any claims or rights of substantial value, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which SurgiCare or any SurgiCare Subsidiary is a party;

          (xiii) settle any Action other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief, or commence any litigation or arbitration;

          (xiv) make or revoke any Tax elections, unless required by applicable Law, adopt or change any method of Tax accounting, request any ruling or similar determination, enter into any closing agreement or settle any Tax liabilities or take any action (including communications with a Governmental Entity) with respect to the computation of Taxes or the preparation of a Tax Return that is inconsistent with past practice;

          (xv) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

          (xvi) except as provided in Section 5.01(b)(x), (i) establish, adopt, enter into, amend, or terminate any collective bargaining agreement or SurgiCare Employee

Benefit Plan, other than to the extent required by any SurgiCare Employee Benefit Plan or to comply with applicable Law, (ii) take any action to accelerate any rights or benefits, or (iii) unless consistent with past practice, make any material determinations not in the ordinary course of business, under any collective bargaining agreement or SurgiCare Employee Benefit Plan;

          (xvii) enter into or implement any “stockholder rights” plan or any similar anti-takeover plan or device in a manner that could prevent or delay the consummation of the Acquisitions;

          (xviii) agree in writing or otherwise to take any of the actions described in clauses (i) through (xvii) above; or

          (xix) take any action (a) that would reasonably be expected to cause any of SurgiCare’s or Newco’s representations and warranties set forth in Article III that are qualified by materiality to be untrue, (b) that would reasonably be expected to cause any of SurgiCare’s or Newco’s representations and warranties set forth in Article III that are not qualified by materiality to be untrue in any material respect or (c) that would be reasonably expected to result in the inability of SurgiCare or Newco to satisfy the conditions to closing set forth in Section 7.02.

     SECTION 5.02 Conduct of Business by DCPS, DCM and MBS Pending the Acquisitions. DCPS, DCM, MBS and the Sellers agree that, between the date of this Agreement and the Closing, except as set forth in Section 5.02 of the DCPS/MBS Disclosure Schedule or as specifically required by any other provision of this Agreement, unless SurgiCare otherwise consents in writing (which consent will not be unreasonably withheld):

          (a) the businesses of DCPS and MBS will be conducted only in, and DCPS and MBS will not take any action except in, the ordinary course of business and in a manner consistent with past practice;

          (b) DCPS and MBS will use their reasonable best efforts to preserve substantially intact their respective business organizations and goodwill, to keep available the services of the current officers, employees and consultants of DCPS and MBS (other than termination for cause) and to preserve the current relationships of DCPS and MBS with members or other customers, employees, suppliers, licensors, licensees and other Persons with which DCPS or MBS has significant business relations; and

          (c) DCM will not engage in any business or incur any liability or obligation other than the ownership of Units of General Partnership Interest in DCPS, and none of the DCPS Sellers will transfer or otherwise dispose of any DCPS Interests.

By way of amplification and not limitation, except (x) as contemplated by this Agreement or (y) as set forth in Section 5.02 of the DCPS/MBS Disclosure Schedule, none of DCPS, DCM or MBS will, between the date of this Agreement and the Closing, directly or indirectly, do, or propose to do, any of the following without the prior written consent of SurgiCare (which consent will not be unreasonably withheld):

          (i) amend or change its certificate of incorporation or by-laws or equivalent organizational documents (including without limitation the MBS Charter, the MBS By-Laws and the DCPS Partnership Agreement);

          (ii) issue, sell, pledge or dispose of, or authorize for issuance, sale, pledge or disposal, any shares of its stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such stock, or any other ownership interest (including, without limitation, any phantom interest), of DCPS, DCM or MBS;

          (iii) authorize, declare or set aside any dividend payment or other distribution, payable in cash, stock, property or otherwise, with respect to any of its stock or other ownership interests; provided, however, that each of DCPS, DCM and MBS may dividend out excess cash prior to the Closing Date to the extent that (A) DCPS or MBS, as applicable, is able to maintain its operations in the ordinary course of business, (B) as of the Closing DCPS or MBS, as applicable, has sufficient cash to fulfill its cash flow needs for at least one month following the Closing and (C) solely with respect to DCPS, the aggregate amount of such distributions is less than 10% of the net assets of DCPS and less than 30% of the gross assets of DCPS;

          (iv) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its stock or other ownership interests or issue or authorize the issuance of any other securities in respect of, or in lieu of or in substitution for shares of its capital stock or other ownership interests;

          (v) acquire or agree to acquire or sell or agree to sell (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any corporation, partnership, other business organization or any division thereof or any assets constituting a business or a portion of a business, including any shares of such entities’ capital stock or any options, warrants or rights to acquire any of its capital stock;

          (vi) sell, lease, license, encumber or subject to any Lien or otherwise dispose of any DCPS/MBS Real Property;

          (vii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any Person, or make any loans or advances, except for revolving indebtedness under existing revolving loan agreements of DCPS and MBS, incurred in the ordinary course of business and consistent with past practice, and for other indebtedness with a maturity of not more than one year and in a principal amount not, in the aggregate, in excess of $25,000;

          (viii) enter into any contracts or agreements requiring the payment, or receipt of payment, of consideration in excess of $100,000, or modify, amend, renew, waive any material provision of, breach or terminate any existing DCPS/MBS Material Contract;

          (ix) make or authorize any capital expenditures, other than as set forth in Section 5.02(ix) of the DCPS/MBS Disclosure Schedule;

          (x) waive any stock repurchase or acceleration rights, amend or change the terms of any options, warrants, or restricted stock, or reprice options or warrants or authorize cash payments in exchange for any options or warrants;

          (xi) (a) increase the compensation payable or to become payable to DCPS’ or MBS’ officers or employees (including without limitation any rights to severance or termination pay), except for increases in salaries or wages of employees (other than directors, officers or key employees) in accordance with past practices and consistent with current budgets, (b) grant or amend any rights to severance or termination pay to, or enter into or amend any employment or severance agreement with, any director, officer or other employee of DCPS or MBS or (c) forgive any indebtedness of any employee of DCPS or MBS;

          (xii) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $50,000 in the aggregate, other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice, of liabilities reflected or reserved against in, the DCPS/MBS Balance Sheets or incurred in the ordinary course of business and consistent with past practice, or cancel any indebtedness in excess of $50,000 in the aggregate or waive any claims or rights of substantial value, or waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which DCPS or MBS is a party;

          (xiii) settle any Action other than any settlement which involves only the payment of damages in an immaterial amount and does not involve injunctive or other equitable relief, or commence any litigation or arbitration;

          (xiv) make or revoke any Tax elections, unless required by applicable Law, adopt or change any method of Tax accounting, request any ruling or similar determination, enter into any closing agreement or settle any Tax liabilities or take any action (including communications with a Governmental Entity) with respect to the computation of Taxes or the preparation of a Tax Return that is inconsistent with past practice;

          (xv) take any action, other than as required by U.S. GAAP or by the SEC, with respect to accounting principles or procedures, including, without limitation, any revaluation of assets;

          (xvi) (i) establish, adopt, enter into, amend, or terminate any collective bargaining agreement or DCPS/MBS Employee Benefit Plan, other than to the extent required by any DCPS/MBS Employee Benefit Plan or to comply with applicable Law, (ii) take any action to accelerate any rights or benefits, or (iii) unless consistent with past practice, make any material determinations not in the ordinary course of business, under any collective bargaining agreement or DCPS/MBS Employee Benefit Plan;

          (xvii) enter into or implement any “stockholder rights” plan or any similar anti-takeover plan or device in a manner that could prevent or delay the consummation of the Acquisitions;

          (xviii) agree in writing or otherwise to take any of the actions described in clauses (i) through (xvii) above; or

          (xix) take any action (a) that would reasonably be expected to cause any of DCPS’ and MBS’ representations and warranties set forth in Article IV that are qualified by materiality to be untrue, (b) that would reasonably be expected to cause any of DCPS’ and MBS’ representations and warranties set forth in Article IV that are not qualified by materiality to be untrue in any material respect or (c) that would be reasonably expected to result in the inability of DCPS or MBS to satisfy the conditions to closing set forth in Section 7.03.

     SECTION 5.03 Notification of Certain Matters. SurgiCare will give prompt notice to DCPS and MBS, and DCPS and MBS will give prompt notice to SurgiCare, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (A) any representation or warranty contained in this Agreement made by such Person that is qualified by materiality to be untrue or inaccurate, (B) any representation or warranty contained in this Agreement made by such Person that is not qualified by materiality to be untrue or inaccurate in any material respect or (C) any covenant, condition or agreement contained in this Agreement applicable to such Person not to be complied with or satisfied, (ii) any failure of SurgiCare, on the one hand, or DCPS or MBS, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder and (iii) any notices received or provided by SurgiCare under the Stock Subscription Agreement, the Debt Exchange Agreement or the IPS Acquisition Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.03 will not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

ARTICLE VI
ADDITIONAL AGREEMENTS

     SECTION 6.01 Proxy Statement; Stockholders Meetings.

          (a) As promptly as practicable after the execution of this Agreement, SurgiCare shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) in preliminary form (provided that DCPS, MBS and their counsel will be given reasonable opportunity to review and comment on the Proxy Statement and any amendments thereto prior to each filing with the SEC) relating to the meeting of SurgiCare’s stockholders (the “SurgiCare Stockholders Meeting”) to be held to consider approval of the issuance of SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) in the Acquisitions, the IPS Acquisition and the Debt Exchange, as well as the Recapitalization, the Equity Financing, the Board Election and the New Equity Plan. Each of SurgiCare, DCPS and MBS shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto, and prior to the Closing, SurgiCare shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) pursuant to the Acquisitions. DCPS and MBS shall furnish all information concerning DCPS and MBS as SurgiCare may reasonably request in connection with such actions and the preparation of the Proxy Statement, including without limitation any audited or unaudited financial statements. As promptly as practicable after the definitive Proxy Statement has been filed with the SEC, SurgiCare shall mail the Proxy Statement to its stockholders.

          (b) The Proxy Statement shall include a copy of the fairness opinion identified in Section 3.19 and, subject to paragraph (c) of this Section 6.01, the SurgiCare Board Approval.

          (c) Nothing in this Agreement shall prevent the SurgiCare Board from withholding, withdrawing, amending or modifying the SurgiCare Board Approval if the SurgiCare Board determines in good faith (after consultation with legal counsel) that the failure to take such action would constitute a breach by the SurgiCare Board of its fiduciary duties to SurgiCare’s stockholders under applicable law. Unless this Agreement shall have been terminated in accordance with its terms, nothing contained in this Section 6.01(c) shall limit SurgiCare’s obligation to convene and hold the SurgiCare Stockholders Meeting (regardless of whether the SurgiCare Board Approval shall have been withheld, withdrawn, amended or modified).

          (d) No amendment or supplement to the Proxy Statement will be made by SurgiCare without the approval of DCPS and MBS (such approval not to be unreasonably withheld or delayed). Each of SurgiCare, DCPS and MBS will advise the other, promptly after it receives notice thereof, of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

          (e) The information supplied by SurgiCare for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SurgiCare, (ii) the time of the SurgiCare Stockholders Meeting and (iii) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to SurgiCare or any SurgiCare Subsidiary, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by SurgiCare, SurgiCare shall promptly inform DCPS and MBS thereof. All documents that SurgiCare is responsible for filing with the SEC in connection with the Acquisitions or the other transactions contemplated by this Agreement will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

          (f) The written information supplied by DCPS and MBS for inclusion in the Proxy Statement shall not, at (i) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SurgiCare, (ii) the time of the SurgiCare Stockholders Meeting and (iii) the Closing, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, any event or circumstance relating to DCPS or MBS, or their respective officers or directors, that should be set forth in an amendment or a supplement to the Proxy Statement should be discovered by DCPS or MBS, DCPS or MBS, as applicable, shall promptly inform SurgiCare.

          (g) SurgiCare shall call and hold the SurgiCare Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the issuance of SurgiCare Class C Common Shares (and, if applicable, SurgiCare Class A Common Shares) in the Acquisitions, the IPS Acquisition and the Debt Exchange, as well as the Recapitalization, the Equity Financing, the Board Election and the New Equity Plan, and SurgiCare shall use its reasonable best efforts to hold the SurgiCare Stockholders Meeting as soon as practicable after the date on which the Proxy Statement is filed with the SEC. SurgiCare shall (a) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of the issuance of SurgiCare Class A Common Shares (and, if applicable, SurgiCare Class A Common Shares) in the Acquisitions, the IPS Acquisition and the Debt Exchange, as well as the Recapitalization, the Equity Financing, the Board Election and the New Equity Plan and (b) shall take all other action necessary or advisable to secure the vote or consent of stockholders required by the rules of the AMEX to obtain such approvals.

     SECTION 6.02 Access to Information; Confidentiality. Subject to applicable law, SurgiCare, DCPS and MBS each will, and will cause each of their respective subsidiaries to, afford to the other party, and to the other party’s officers, employees, accountants, counsel, financial advisors, financing sources and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Closing to all their respective properties, books, contracts, commitments, personnel and records and, during such period, SurgiCare, DCPS and MBS each will, and will cause each of their respective subsidiaries to, furnish promptly to the other party such information concerning its business, properties, assets, customers, consultants and personnel as the other party may reasonably request. SurgiCare, DCPS and MBS each hereby consents, and will cause each of their respective subsidiaries to consent, to the other party and the other party’s officers, employees, accountants, counsel, financial advisors, financing sources and other representatives contacting, in a reasonable fashion, members, employees, lenders and landlords of SurgiCare, DCPS or MBS, as the case may be, and such subsidiaries and will, upon reasonable notice from the other party, request such members, employees, lenders and landlords to cooperate during normal business hours during the period prior to the Closing with any reasonable requests made by or on behalf of the other party. Any confidential information provided to SurgiCare, DCPS or MBS hereunder will be subject to the terms of the Non-Disclosure and Confidentiality Agreement between SurgiCare and DCPS dated March 7, 2003 and the Non-Disclosure and Confidentiality Agreement between SurgiCare and MBS dated March 19, 2003, as applicable (the “Confidentiality Agreements”); provided that SurgiCare, Newco, DCPS and MBS may disclose such information as may be necessary in connection with seeking required statutory approvals. No investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

     SECTION 6.03 [Intentionally Omitted].

     SECTION 6.04 No Solicitation of Transactions by DCPS or MBS. After the date hereof and prior to the Closing or earlier termination of this Agreement pursuant to Article VIII hereof, DCPS and MBS will not, directly or indirectly, initiate, solicit, negotiate, engage in discussions regarding, encourage or provide nonpublic confidential information to facilitate, and DCPS and MBS will not, and will use their reasonable best efforts to cause any officer, director or employee of DCPS or MBS, or any attorney, accountant, investment banker, financial advisor or other agent retained by DCPS or MBS not to, directly or indirectly initiate, solicit, negotiate, engage in discussions regarding, encourage or provide nonpublic or confidential information to facilitate, any proposal, offer or inquiry to acquire a material part of the business or properties of DCPS or MBS (which shall include, but not be limited to, a part of the business or properties of DCPS or MBS constituting 10% or more of the net revenues, net income or the assets of DCPS or MBS or any capital stock or other ownership interests of DCPS or MBS) whether by merger, consolidation, recapitalization, purchase of assets, tender offer or otherwise and whether for cash, securities or any other consideration or combination thereof (any such being referred to herein as an “DCPS/MBS Acquisition Transaction”). DCPS and MBS immediately will cease and cause to be terminated all activities, discussions or negotiations with any parties with respect to any DCPS/MBS Acquisition Transaction, other than the Acquisitions.

     SECTION 6.05 Further Action; Consents. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties will use all reasonable efforts to take, or cause to be taken, all reasonable actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including without limitation (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including, when reasonable, seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, (iv) the complete satisfaction of all respective conditions to closing set forth in Article VII hereof, and (v) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of this Agreement.

     SECTION 6.06 Public Announcements. SurgiCare and Newco, on the one hand, and DCPS and MBS, on the other hand, will consult with each other a reasonable time before issuing, and provide each other the reasonable opportunity to review and comment upon, any press release or other public statements (including any filings with any federal or state governmental or regulatory agency or with the AMEX) with respect to the Transactions and will not issue any such press release or make any such public statement prior to such consultation. Notwithstanding anything to the contrary herein or in the Confidentiality Agreements, each of the parties hereto (and each employee, representative, or other agent of such parties) may disclose to any Person, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

     SECTION 6.07 AMEX Listing. SurgiCare shall use its best efforts to continue the listing of the SurgiCare Old Common Stock on the AMEX during the term of this Agreement.

     SECTION 6.08 Listing of SurgiCare Class A Common Shares. SurgiCare shall use its best efforts to cause the SurgiCare Class A Common Shares issuable upon conversion of the SurgiCare Class C Common Shares to be issued in the Acquisitions, as well as any SurgiCare Class A Common Shares issuable under Section 2.07, to be approved for listing, upon official notice of issuance, on the AMEX or on The NASDAQ SmallCap Market.

     SECTION 6.09 Form S-3 Eligibility. SurgiCare shall use its best efforts to obtain eligibility to file with the SEC registration statements on Form S-3 for offerings made on a continuous basis pursuant to Rule 415 under the Securities Act.

     SECTION 6.10 Outsourcing of Services to the Surviving Corporation; Surgery Center Division. From the period beginning at the Closing and ending on such date that no further additional Acquisition Consideration may be payable under Section 2.07(c) (the “Earn-out Period”), if billing and collection, contracting or other management services are performed by the Surviving Corporation for SurgiCare, SurgiCare will pay the Surviving Corporation for such services at a rate that is 10% greater than the minimum amount needed to cover all costs (including overhead) associated with the provision of such services by the Surviving Corporation. In addition, during the Earn-out Period, SurgiCare agrees that it will not purchase any medical billings services that are substantially similar to services provided by the Surviving Corporation from a Person other than the Surviving Corporation at a rate equal to or higher than the rate payable to the Surviving Corporation hereunder. If, during the Earn-out Period, SurgiCare proposes to purchase such services from a Person other than the Surviving Corporation at a rate lower than the rate payable to the Surviving Corporation hereunder, SurgiCare shall notify the Sellers in writing and provide the Sellers with the opportunity to allow SurgiCare to pay such lower rate to the Surviving Corporation. If the Sellers agree to such lower rate in writing within five business days of such notice from SurgiCare, SurgiCare agrees to purchase from the Surviving Corporation, and the Surviving Corporation agrees to provide to SurgiCare, such services at such lower rate. SurgiCare agrees to use reasonable commercial efforts following the Closing to assist the Surviving Corporation in the development and marketing of a surgery center division of the Surviving Corporation to provide billing, collection and managed care contracting services for both owned and unaffiliated surgery centers.

     SECTION 6.11 Right of First Refusal. SurgiCare hereby grants to the Sellers a right of first refusal (the “ROFR”) for the purchase of the Surviving Corporation, which right shall be exercised as set forth in this Section 6.11.

     (a) Upon SurgiCare’s acceptance (subject to the provisions of this Section 6.11) of a bona fide offer from an unaffiliated third-party to purchase all of the capital stock, or all or substantially all of the assets, of the Surviving Corporation (other than in connection with an acquisition of all or substantially all of SurgiCare) prior to the later of (i) the third anniversary of the Closing Date or (ii) the date on which all of the Sellers Notes have been satisfied in full (a “Third-Party Offer”), SurgiCare will give the Sellers written notice of the terms and conditions under which SurgiCare is willing to sell such capital stock or assets to such third-party (the “ROFR Notice”). The Sellers may elect to purchase such capital stock or assets under the terms set forth in the ROFR Notice by providing SurgiCare with written notice of exercise of the ROFR within fifteen days after the Sellers’ receipt of the ROFR Notice. If the Sellers provide such notice to SurgiCare within the fifteen day period, then the parties will enter into a definitive written agreement for the sale of the applicable capital stock or assets of the Surviving Corporation to the Sellers (or the Sellers’ designee) upon the price and other terms stated in the ROFR Notice, subject to Section 6.11(c) below.

     (b) If the Sellers decline the refusal right in response to the ROFR Notice within the fifteen day period, or if the Sellers do not respond within the fifteen day period, then SurgiCare may sell the capital stock or assets of the Surviving Corporation to the third-party who made the offer to SurgiCare at a price equal to at least 95% of the purchase price offered in the Third Party-Offer. SurgiCare may (i) extend the due diligence period or closing date and (ii) make such other modifications that do not materially affect the value of the consideration to be paid for the Surviving Corporation capital stock or assets. Upon the consummation of a sale to such third-party upon such price and terms, the ROFR will terminate.

     (c) The capital stock or assets of the Surviving Corporation will be sold to the Sellers upon an exercise of the ROFR on an as-is basis, without representation, warranty or indemnity, with such other terms and conditions as are customarily included in a purchase and sale agreement including provisions (i) as to closing documents and deliveries and (ii) with a closing of the sale to occur no later than the later of (A) forty-five days after the Sellers’ notice of exercise pursuant to Section 6.11(a) or (B) the date contained in Third-Party Offer, if any. If permitted by applicable law, the Sellers may elect to transfer SurgiCare Class C Common Shares or SurgiCare Class A Common Shares to SurgiCare in satisfaction of all or any portion of the applicable purchase price; provided, however, that the value of any such share transferred to SurgiCare shall be equal to the product of 85% multiplied by the average of the daily average of the high and low price per share of the SurgiCare Class A Common Stock on the AMEX, or such other stock exchange or other similar system on which the SurgiCare Class A Common shall be listed or quoted at the time, for the five trading days immediately preceding the closing of the sale (or, if the SurgiCare Class A Common Stock is not listed or quoted on any stock exchange or other similar system at such time, the fair market value of a share of SurgiCare Class A Common Stock as determined in good faith by the SurgiCare Board).

     SECTION 6.12 Advisory Board. If, following the Closing, SurgiCare in its sole discretion establishes an advisory board, each of Smith and Cain shall have a right to appoint one member to such board so long as he continues to own at least 50% of the SurgiCare Class C Common Shares issued to him as part of the Acquisition Consideration (or Class A Common Shares into which such Class C Common Shares have converted).

     SECTION 6.13 Observer Rights. SurgiCare covenants and agrees that (i) for so long as Smith owns at least 50% of the SurgiCare Class C Common Shares issued to him as part of the Acquisition Consideration (or Class A Common Shares into which such Class C Common Shares have converted), Smith may be present as an observer at all meetings of the SurgiCare Board or any committee thereof (an “Observer”), (ii) for so long as Cain owns at least 50% of the SurgiCare Class C Common Shares issued to him as part of the Acquisition Consideration (or Class A Common Shares into which such Class C Common Shares have converted), Cain may be present as an Observer at all meetings of the SurgiCare Board or any committee thereof, and

(iii) SurgiCare shall give each such Observer notice of such meeting not later than the earlier of (a) the same time notice is provided or delivered to the directors for such meeting of the SurgiCare Board or committee and (b) 24 hours prior to the time of such proposed meeting; provided, however, that in the event that the SurgiCare Board or the committee intends to discuss or vote upon any matter in which an Observer has a material business or financial interest (other than by reason of such Observer’s interests as a stockholder of SurgiCare), or if all members of management are to be excluded therefrom, such Observer may be excluded therefrom by a vote of the majority of the directors present. Board materials that are sent to the directors prior to a meeting of the SurgiCare Board or a committee thereof shall be sent simultaneously by SurgiCare to the Observer by means reasonably designed to insure timely receipt by the Observer; provided, however, that SurgiCare may exclude from the materials sent to the Observer any materials relating directly and substantially to any matter in which such Observer has a material business or financial interest (other than by reason of such Observer’s interests as a stockholder of SurgiCare). SurgiCare shall pay all reasonable expenses including, without limitation, airfare and hotel expenses, but shall not pay any other compensation to an Observer, in connection with such Observer’s attendance at meetings of the SurgiCare Board or any committee thereof.

     SECTION 6.14 S Corporation Status. None of DCPS or the DCPS Sellers will revoke the election of DCPS to be taxed as an S corporation within the meaning of Code Sections 1361 and 1362. None of DCPS or the DCPS Sellers will take or allow any action that would result in the termination of DCPS’ status as a validly electing S corporation within the meaning of Code Sections 1361 and 1362. DCPS and the DCPS Sellers will take all actions necessary to ensure that DCPS is a validly electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during which DCPS is treated as an association taxable as a corporation for U.S. federal income tax purposes.

     SECTION 6.15 Reservation of Shares. SurgiCare covenants and agrees to reserve and keep available an aggregate number of Class A Common Shares equal to (a) 757,575 multiplied by (b) the Reverse Split Fraction, which shares will be available for issuance following the Closing to such employees, customers or other Persons as are designated by Cain or Smith from time to time, subject to compliance with applicable securities and other laws.

     SECTION 6.16 Contribution of DCPS Interests. Immediately following the Closing, SurgiCare will contribute all of the DCPS Interests to the Surviving Corporation.

     SECTION 6.17 Tax Indemnification. The DCPS Sellers shall jointly and severally indemnify SurgiCare from and against any income Taxes that are determined to be payable by DCPS in respect of the 2003 or 2004 tax years.

ARTICLE VII
CONDITIONS TO THE ACQUISITIONS

     SECTION 7.01 Conditions to the Obligations of Each Party. The obligations of DCPS, MBS, the Sellers, SurgiCare and Newco to consummate the Acquisitions pursuant to Section 1.02 hereof are subject to the satisfaction or waiver (where permissible) of the following conditions:

     (a) Stockholder Approvals. The SurgiCare Stockholder Approval shall have been obtained.

     (b) No Order. No Governmental Entity or court of competent jurisdiction shall have enacted, threatened, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, injunction, executive order or award (an “Order”) that is then in effect, pending or threatened and has, or would have, the effect of making the Acquisitions illegal or otherwise prohibiting consummation of the Acquisitions, the Debt Exchange, the Equity Financing, the Recapitalization or the IPS Acquisition; provided that the party relying on a failure of this condition has complied with its obligations under Section 6.05.

     (c) Antitrust Waiting Periods. Any waiting period (and any extension thereof) applicable to the consummation of the Acquisitions under the HSR Act shall have expired or been terminated or obtained.

     (d) IPS Acquisition. The IPS Acquisition shall have been consummated concurrently with the Acquisitions.

     (e) Equity Financing. The Equity Financing shall have been consummated concurrently with the Acquisitions, and Brantley IV shall have purchased at least $6,000,000 of SurgiCare Class B Common Stock pursuant to such Equity Financing for cash.

     (f) Debt Exchange. The Debt Exchange shall have been consummated concurrently with the Acquisitions.

     SECTION 7.02 Conditions to the Obligations of SurgiCare and Newco. The obligations of SurgiCare and Newco to consummate the Acquisitions are subject to the satisfaction or, where permissible, the waiver by SurgiCare of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of DCPS, MBS and the Sellers contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made at and as of the Closing, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, that any representation or warranty that is qualified by materiality (including, without limitation, by reference to a Material Adverse Effect) shall be true in all respects as of the Closing, or as of such particular date, as the case may be), and SurgiCare and Newco shall have received a certificate of the Sellers and of the Chief Executive Officer or Chief Financial Officer of each of DCPS and MBS to that effect.

     (b) Agreements and Covenants. DCPS, DCM and MBS shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing and SurgiCare and Newco shall have received a certificate of the Sellers and of the Chief Executive Officer or Chief Financial Officer of each of DCPS and MBS to that effect.

     (c) Consents. All material consents, approvals and authorizations (including, without limitation, the Required Consents) legally required to be obtained to consummate the Acquisitions shall have been obtained from and made with all Governmental Entities and all consents from third parties under any DCPS/MBS Material Contract or other material agreement, contract, license, lease or other instrument to which DCPS or MBS is a party or by which it is bound required as a result of the transactions contemplated by this Agreement or the Acquisitions shall have been obtained.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no circumstances, events, occurrences, changes or effects that have had or would have a DCPS/MBS Material Adverse Effect.

     (e) Actions. No Action shall have been brought, be pending or have been threatened by any Governmental Entity or other Person that (i) seeks to prevent or delay the consummation of the Transactions, (ii) seeks to restrain or prohibit SurgiCare’s or Newco’s full rights of ownership or operation of any portion of the business or assets of DCPS, DCM or MBS, or to compel SurgiCare or Newco to dispose of or hold separate all or any portion of the business or assets of DCPS, DCM or MBS, (iii) seeks to impose limitations on the ability of SurgiCare or Newco to exercise full rights of ownership of the MBS Common Shares and DCPS Interests acquired pursuant to the Acquisitions, (iv) seeks to require divestiture by SurgiCare or Newco of any MBS Common Shares or DCPS Interests, or (v) that otherwise would have a DCPS/MBS Material Adverse Effect.

     (f) Certified Copies. At the Closing, MBS shall have delivered certified copies of the resolutions duly adopted by the MBS Board and the stockholders of MBS authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to MBS and certified copies of the MBS Charter and MBS By-Laws, and DCPS shall have delivered certified copies of the resolutions duly adopted by the DCPS Sellers authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to DCPS and certified copies of the DCPS Partnership Agreement.

     (g) Documents and Proceedings. All documents that DCPS, MBS and the Sellers deliver and all proceedings of DCPS, MBS and the Sellers shall be in form and substance reasonably satisfactory to SurgiCare and its counsel.

     (h) Employment Agreements. Each of Dennis Cain and Tom M. Smith shall have entered into an employment agreement with SurgiCare in substantially the form attached hereto as Exhibit D and all other employment agreements with such individuals shall have been terminated. Such new employment agreements shall be in full force and effect as of the Closing and such individuals shall be in the employ of DCPS or MBS immediately prior to the Closing and no such individual shall have indicated his intention to terminate his employment with the Surviving Corporation or SurgiCare following the Closing.

     (i) Opinion. SurgiCare shall have received an opinion of Fant & Burman, L.L.P., counsel to MBS, and an opinion of Peter Workin, P.C., counsel to DCPS, each in form and substance as set forth on Exhibit E hereto and containing customary qualifications.

     (j) Registration Rights. All existing registration rights of holders of MBS Common Shares or DCPS Interests shall have been terminated and SurgiCare and Newco shall have received a certificate to such effect signed by the Sellers and by the President or Chief Financial Officer of each of DCPS and MBS.

     (k) Termination of Obligations and Agreements. All loans, guarantees or other obligations of DCPS, DCM or MBS to each other or to any of their Affiliates shall have been terminated without the payment of any consideration and, except as otherwise agreed to in writing by SurgiCare, all agreements among any of the foregoing shall have been terminated without cost to DCPS, DCM or MBS.

     (l) Subordination Agreement. Each of the Sellers shall have entered into a subordination agreement with each of SurgiCare’s senior lenders in form and substance satisfactory to SurgiCare and such senior lenders (the “Subordination Agreement”).

     (m) Appraisal Shares. No MBS Common Shares shall be Appraisal Shares.

     SECTION 7.03 Conditions to the Obligations of DCPS, MBS and the Sellers. The obligations of DCPS, MBS and the Sellers to consummate the Acquisitions are subject to the satisfaction or, where permissible, the waiver by DCPS, MBS and the Sellers of the following additional conditions:

     (a) Representations and Warranties. Each of the representations and warranties of SurgiCare and Newco contained in this Agreement shall be true and correct in all material respects as of the Closing, as though made on and as of the Closing, except that those representations and warranties that address matters only as of a particular date shall remain true and correct in all material respects as of such date (provided, that any representation or warranty that is qualified by materiality (including, without limitation, by reference to a Material Adverse Effect), as well as the statements set forth in the footnote in Schedule 3.03(a) of the SurgiCare Disclosure Schedule shall be true in all respects as of the Closing, or as of such particular date, as the case may be), and DCPS and MBS shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of SurgiCare and Newco to that effect.

     (b) Agreements and Covenants. Each of SurgiCare and Newco shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing and DCPS and MBS shall have received a certificate of the Chief Executive Officer or Chief Financial Officer of SurgiCare and Newco to that effect.

     (c) Consents. All material consents, approvals and authorizations (including, without limitation, the Required Consents) legally required to be obtained to consummate the Acquisitions shall have been obtained from and made with all Governmental Entities and all consents from third parties under any SurgiCare Material Contract or other material agreement, contract, license, lease or other instrument to which SurgiCare or any SurgiCare Subsidiary is a party or by which it is bound required as a result of the transactions contemplated by this Agreement or the Acquisitions shall have been obtained.

     (d) Material Adverse Effect. Since the date of this Agreement, there shall have been no circumstances, events, occurrences, changes or effects that have had or would have a SurgiCare Material Adverse Effect.

     (e) Actions. No Action shall have been brought, be pending or have been threatened by any Governmental Entity or other Person that (i) (i) seeks to prevent or delay the consummation of the Transactions, (ii) seeks to restrain or prohibit SurgiCare’s or Newco’s full rights of ownership or operation of any portion of the business or assets of DCPS, DCM or MBS, or to compel SurgiCare or Newco to dispose of or hold separate all or any portion of the business or assets of DCPS, DCM or MBS, (iii) seeks to impose limitations on the ability of SurgiCare or Newco to exercise full rights of ownership of the MBS Common Shares and DCPS Interests acquired pursuant to the Acquisitions, (iv) seeks to require divestiture by SurgiCare or Newco of any MBS Common Shares or DCPS Interests, or (v) that otherwise would have a SurgiCare Material Adverse Effect.

     (f) Employment Agreement. Keith LeBlanc shall have entered into an employment agreement with SurgiCare in substantially the form attached hereto as Exhibit D and all other employment agreements with such individual shall have been terminated. Such new employment agreement shall be in full force and effect as of the Closing and such individual shall be in the employ of SurgiCare immediately prior to the Closing and such individual shall not have indicated his intention to terminate his employment with SurgiCare following the Closing.

     (g) Certified Copies. At the Closing, (A) each of SurgiCare and Newco shall have delivered certified copies of (i) the resolutions duly adopted by each of the SurgiCare Board and the Newco Board authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby applicable to it and the Transactions, (ii) the resolutions duly adopted by such Person’s stockholders or other equityholders approving this Agreement and the Transactions and the tabulation of the stockholder or other equityholder vote thereof, and (iii) the certificate of incorporation and the by-laws (or equivalent organizational documents) of each of SurgiCare and Newco.

     (h) Opinion. DCPS and MBS shall have received an opinion of Strasburger & Price, LLP, counsel to SurgiCare and Newco, in form and substance as set forth on Exhibit F hereto.

     (i) No Alternative Transactions. No tender offer, exchange offer, merger or other transaction in respect of shares of SurgiCare Capital Stock or material assets of SurgiCare or any SurgiCare Subsidiary shall have been commenced by any Person.

     (j) Documents and Proceedings. All documents that SurgiCare or Newco delivers and all proceedings of SurgiCare and Newco shall be in form and substance reasonably satisfactory to DCPS and MBS and their counsel.

     (k) Filing of SurgiCare Restated Charter. The SurgiCare Restated Charter shall have been filed with the Secretary of State of the State of Delaware and shall continue to be in full force and effect as of the Closing.

     (l) Amendment of SurgiCare By-Laws. The SurgiCare By-Laws shall have been amended and restated in the form of Exhibit G hereto and shall continue to be in full force and effect as of the Closing.

     (m) Director Resignations and Elections; Officers. At the Closing, SurgiCare shall have delivered signed letters of resignation from each director of SurgiCare, pursuant to which each such director resigns from his position as a director of SurgiCare and makes such resignation effective at or prior to the Closing. At the Closing, the SurgiCare Board shall consist of Terrence Bauer, Keith LeBlanc, two individuals designated by Brantley IV, and three outside directors reasonably satisfactory to DCPS and MBS, and the officers of SurgiCare shall be as follows:

Terrence Bauer	Chief Executive Officer
Keith LeBlanc	President
Steve Murdock	Chief Financial Officer

     (n) AMEX or NASDAQ Listing. The SurgiCare Class A Common Shares issuable upon conversion of the SurgiCare Class C Common Shares to be issued in the Acquisitions, as well as any SurgiCare Class A Common Shares issuable under Section 2.07, shall have been authorized for listing on the AMEX or on The NASDAQ SmallCap Market, subject to official notice of issuance.

      (o) Code Section 351. The Sellers have not reasonably determined, based upon underlying information certified by SurgiCare to be accurate and complete and furnished by SurgiCare to the Sellers prior to Closing and upon the advice of the Seller's independent certified accountant, that the Acquisitions, together with the IPS Acquisition, the Debt Exchange and the Equity Financing, fail to qualify as transfers to a corporation controlled by the transferors under the provisions of Section 351 of the Code. In connection therewith, said information shall include without limitation an update capitalization table, disclosure regarding the number of shares to be issued to SurgiCare employees, options designated by exercise price and the notification of the exercise of any appraisal rights by any IPS equity holder.

ARTICLE VIII
TERMINATION, AMENDMENT, WAIVER AND EXPENSES

     SECTION 8.01 Termination. This Agreement may be terminated and the Acquisitions and the other transactions contemplated hereby may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and such transactions, as follows:

     (a) by mutual written consent duly authorized by the SurgiCare Board, the MBS Board and the DCPS Sellers;

     (b) by either SurgiCare, on the one hand, or DCPS and MBS, on the other hand, by giving written notice to the other party, if there is any Law or Order of a Governmental Authority which is final and nonappealable preventing the consummation of the Acquisitions; provided, however, that the provisions of this Section 8.01(b) will not be available to any party whose failure to fulfill its obligations hereunder is the cause of, or has resulted in, such Law or Order;

     (c) by either SurgiCare, on the one hand, or DCPS and MBS, on the other hand, by giving written notice to the other party, if the Closing has not occurred on or before October 31, 2004;

     (d) by either SurgiCare, on the one hand, or DCPS and MBS, on the other hand, by giving written notice to the other party, if the SurgiCare Stockholder Approval is not obtained at the SurgiCare Stockholders Meeting or any adjournment thereof duly called and held in accordance with Section 6.01(g) hereof;

     (e) by SurgiCare, by giving written notice to DCPS and MBS, upon a breach of any representation, warranty, covenant or agreement on the part of DCPS or MBS set forth in this Agreement, or if any representation or warranty of DCPS and MBS has become untrue, in either case such that the conditions set forth either in Section 7.02(a) or (b) would not be satisfied, and such breach shall not have been cured within twenty (20) business days following receipt by DCPS and MBS of written notice of such breach; provided that the right to terminate this Agreement pursuant to this clause shall not be available to SurgiCare if SurgiCare is, at the time, in breach of this Agreement; and

     (f) by DCPS and MBS by giving written notice to SurgiCare, upon a breach of any representation, warranty, covenant or agreement on the part of SurgiCare or Newco set forth in this Agreement, or if any representation or warranty of SurgiCare or Newco has become untrue, in either case such that the conditions set forth either in Section 7.03(a) or (b) would not be satisfied, and such breach shall not have been cured within twenty (20) business days following receipt by SurgiCare of written notice of such breach; provided that the right to terminate this Agreement pursuant to this clause shall not be available to DCPS and MBS if DCPS or MBS is, at the time, in breach of this Agreement.

     SECTION 8.02 Effect of Termination. Except as provided in Section 8.03 or Section 9.01 (which provisions will survive termination of this Agreement), in the event of termination of this Agreement pursuant to Section 8.01, this Agreement will immediately become void, there will be no liability under this Agreement on the part of SurgiCare, Newco, DCPS, MBS, the Sellers or any of their respective officers or directors, and all rights and obligations of each party hereto will cease; provided, however, that nothing herein will relieve any party from liability for any pre-termination breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.03 Expenses.

     (a) Except as set forth below, all Expenses (as defined below) incurred in connection with this Agreement and the Transactions will be paid by the party incurring such expenses. “Expenses” as used in this Agreement include all reasonable out of pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, financing sources, appraisers, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the due diligence review and analysis, the Acquisitions and the other Transactions, the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of the SurgiCare Stockholder Approval, the filing of any required notices under the HSR Act or other similar regulations and all other matters related to the closing of the Acquisitions and the other Transactions.

     (b) SurgiCare will reimburse DCPS and MBS for all Expenses incurred by or on behalf of DCPS or MBS prior to termination of this Agreement in connection with this Agreement and the Transactions, upon the termination of this Agreement by SurgiCare, on the one hand, or DCPS and MBS, on the other hand, pursuant to Section 8.01(d).

     (c) SurgiCare acknowledges that the agreements contained in this Section 8.03 are an integral part of the Transactions, and that, without these agreements, DCPS and MBS would not enter into this Agreement; accordingly, if SurgiCare fails to pay the amounts due pursuant to this Section 8.03, and, in order to obtain any such payment, DCPS or MBS commences a legal proceeding which results in a judgment against SurgiCare for the amounts set forth in this Section 8.03, SurgiCare will pay to DCPS and MBS their costs and expenses (including attorneys’ fees) in connection with such proceeding, together with interest on the amounts set forth in this Section 8.03 at the prime rate of Citibank N.A. in effect on the date any such payment was required to be made.

ARTICLE IX
GENERAL PROVISIONS

     SECTION 9.01 Non-Survival of Representations, Warranties and Agreements. The representations and warranties in this Agreement and in any certificate delivered pursuant hereto will terminate at the Closing. The covenants and agreements in this Agreement will survive the Closing in accordance with their terms.

     SECTION 9.02 Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be deemed given (i) five days after mailing by certified mail (postage prepaid, return receipt requested), (ii) when delivered by hand, (iii) upon confirmation of receipt by facsimile or (iv) one business day after sending by overnight delivery service to the respective parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 9.02):

     if to SurgiCare or Newco:

SurgiCare, Inc.
12727 Kimberly Lane, Suite 200
Houston, TX 77024
Facsimile No.: (713) 722-0921
Attention: Keith LeBlanc

     with a copy to:

Strasburger & Price, LLP
1401 McKinney, Suite 2200
Houston, Texas 77010.4035
Facsimile No.: (713) 951-5660
Attention: Ivan Wood Jr., Esq.

     if to MBS or the MBS Sellers:

Medical Billing Services, Inc.
10700 Richmond Avenue
Suite 320
Houston, TX 77042
Facsimile No.: (713) 432-0221
Attention: Tom M. Smith

     with a copy to:

Fant & Burman, L.L.P.
3D/International Tower
1900 West Loop South, Suite 1100
Houston, Texas 77027
Facsimile No.: (713) 961-3260
Attention: Darryl M. Burman, Esq.

     if to DCPS or the DCPS Sellers:

Dennis Cain Physician Solutions, Ltd.
714 FM 1960 West
Suite 206
Houston, TX 77090
Facsimile No.: (281) 880-6994
Attention: Dennis Cain

     with a copy to:

Peter Workin, P.C.
7500 San Felipe
Suite 777
Houston, TX 77063
Facsimile No.: (713) 963-8338

     SECTION 9.03 Certain Definitions. For purposes of this Agreement, the term:

     (a) “Acquisition Consideration” means the MBS Cash Consideration, the DCPS Cash Consideration, the MBS Share Consideration, the DCPS Share Consideration and the DCPS Notes.

     (b) “Affiliate” or “affiliate” of a specified Person means a Person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified Person.

     (c) “Assumed Market Price” means (x) the greater of $0.55 or the Five Day Average Price, in each case divided by (y) the Reverse Split Fraction.

     (d) “business day” means any day on which both the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or a Sunday) on which banks are not required or authorized to close in The City of New York.

     (e) “Class A Common Closing Price” means an amount equal to the Five Day Average Price divided by the Reverse Split Fraction.

     (f) “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any transaction that has substantially the same effect as any of the foregoing.

     (g) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

     (h) “Dilutive Options and Warrants” means options and warrants to purchase SurgiCare Class A Common Shares that have an exercise price immediately after giving effect to the filing of the SurgiCare Restated Charter that is equal to or less than the Assumed Market Price.

     (i) “Employee Pension Benefit Plan” has the meaning set forth in ERISA Section 3(2).

     (j) “Employee Welfare Benefit Plan” has the meaning set forth in ERISA Section 3(l).

     (k) “Environmental Laws” means any federal, state, local or foreign Laws relating to (A) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution or protection of the environment.

     (l) “Fiduciary” has the meaning set forth in ERISA Section 3(21).

     (m) “Five Day Average Price” means the average of the daily average of the high and low price per share of the SurgiCare Old Common Stock on the American Stock Exchange, or such other stock exchange or other similar system on which the SurgiCare Old Common Stock shall be listed or quoted at the time, for the five trading days immediately preceding the Closing Date.

     (n) “Hazardous Substances” means (i) those substances defined in or regulated under the following federal statutes and their state counterparts and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any substance, material or waste regulated by any federal, state, local or foreign Governmental Entity pursuant to any Environmental Law.

     (o) “Intellectual Property” means the entire right, title and interest in and to all proprietary rights of every kind and nature, including without limitation all rights and interests pertaining to or deriving from:

     (i) patents, copyrights, technology, know-how, processes, trade secrets, inventions, domain names, works (whether published or unpublished and whether registered or not), proprietary data, customer data, databases, pricing and cost information, business, sales and marketing methods and plans, formulae, research and development data and computer software programs;

     (ii) all Trademarks;

     (iii) all registrations, applications, recordings, licenses, common-law rights and Contracts relating thereto; and

     (iv) all Actions and rights to sue at law or in equity for any past, present or future infringement or other impairment of any of the foregoing.

     (p) “DCPS/MBS Employee Benefit Plan” means any current (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, material fringe benefit plan or program, or (e) profit sharing, stock option, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, severance plan or other benefit plan, which covers any current or former employees, officers, directors, independent contractors (or their dependents or beneficiaries) of DCPS or MBS or for which DCPS or MBS may have any Liability.

     (q) “DCPS/MBS Material Adverse Effect” means any one or more circumstances, events, occurrences, changes or effects that, individually or in the aggregate with respect to all events, occurrence, changes or effects with respect to which such phrase is used herein, (i) materially and adversely affects, or poses a material risk of materially and adversely affecting, the business, operations, condition (financial or otherwise), assets (tangible or intangible), results of operations or prospects of DCPS and MBS taken as a whole, or (ii) is reasonably likely to prevent or delay the consummation of the Acquisitions.

     (r) “Fully-Diluted SurgiCare Shares” means the number of SurgiCare Class A Common Shares which would be outstanding on a fully-diluted basis (calculated as set forth in the immediately following sentence) immediately after the effectiveness of the filing of the SurgiCare Restated Charter and the Recapitalization but prior to the Equity Financing, the Acquisitions, the Debt Exchange or the IPS Acquisition, rounded up to the nearest whole share. For purposes of this definition, “fully-diluted basis” shall mean the number of SurgiCare Class A Common Shares that would be outstanding assuming the exercise of all outstanding options, warrants and rights to acquire SurgiCare Class A Common Shares and the conversion or exchange of all securities convertible into, or exchangeable for, SurgiCare Class A Common Shares, whether or not vested or then exercisable, calculated at the maximum number of shares issuable pursuant thereto; provided, however, that all options and warrants that are not Dilutive Options and Warrants will be disregarded for purposes of such calculation, and each Dilutive Option and Warrant shall be deemed to have been exercised for a number of shares equal to (i) the maximum number of shares issuable pursuant to such Dilutive Option and Warrant multiplied by (ii) a fraction, the numerator of which is the excess of the Assumed Market Price over the exercise price of such Dilutive Option and Warrant, and the denominator of which is the Assumed Market Price.

     (s) “knowledge” means, with respect to the Sellers, the actual knowledge, after reasonable inquiry, of Smith and Cain, and, with respect to SurgiCare, the actual knowledge, after reasonable inquiry, of the executive officers of SurgiCare.

     (t) “Liability” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred or consequential and whether due or to become due).

     (u) “Multiemployer Plan” has the meaning set forth in ERISA Section 3(37).

     (v) “Newco EBITDA” means, with respect to any fiscal year of the Surviving Corporation, the total of Newco Net Income for such fiscal year, plus all amounts (without duplication), to the extent actually deducted in computing Newco Net Income for such fiscal year, in respect of: (A) income tax expense; (B) interest expense; (C) depreciation and amortization expense; and (D) management fees required to be paid by the Surviving Corporation to SurgiCare.

     (w) “Newco Net Income” means, with respect to any fiscal year of the Surviving Corporation, the net income (or loss) of the Surviving Corporation for such fiscal year, determined in accordance with the audited financial statements of SurgiCare for such year, prepared in accordance with GAAP; provided, however, that with respect to the year ended December 31, 2004, the Surviving Corporation shall be deemed to have been formed by the combination of DCPS and MBS on December 31, 2003, and the pro forma combined net income (or loss) of DCPS and MBS for the period from January 1, 2004 through the Closing Date shall be included in the calculation of Newco Net Income for such year; provided, further, that there shall be (1) excluded from any calculation of Newco Net Income any (i) extraordinary or nonrecurring gains and (ii) with respect to the year ended December 31, 2004, the amount of any compensation or other amounts paid to either of the Sellers or their Affiliates prior to the Closing Date in excess of the pro-rated portion of the base salary to be paid to the Sellers in respect of the year ended December 31, 2004 pursuant to the employment agreements contemplated by Section 7.02(h), and (2) included in any calculation of Newco Net Income any amounts paid by SurgiCare to a Person other than the Surviving Corporation during the applicable fiscal year in breach of Section 6.10 of this Agreement.

     (x) “PBGC” means the Pension Benefit Guaranty Corporation.

     (y) “person” or “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

     (z) “Prohibited Transaction” has the meaning set forth in ERISA Section 406 and Code Section 4975.

     (aa) “Reverse Split Fraction” means a number equal to 0.10.

     (bb) “subsidiary” or “subsidiaries” of any Person means any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other subsidiary) owns, directly or indirectly, 10% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     (cc) “SurgiCare Employee Benefit Plan” means any current (a) nonqualified deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan), (d) Employee Welfare Benefit Plan, material fringe benefit plan or program, or (e) profit sharing, stock option, stock purchase, equity, stock appreciation, bonus, incentive deferred compensation, severance plan or other benefit plan, which covers any current or former employees, officers, directors, independent contractors (or their dependents or beneficiaries) of SurgiCare or any SurgiCare Subsidiary or for which SurgiCare or any SurgiCare Subsidiary may have any Liability.

     (dd) “SurgiCare Material Adverse Effect” means any one or more circumstances, events, occurrences, changes or effects that, individually or in the aggregate with respect to all events, occurrence, changes or effects with respect to which such phrase is used herein, (i) materially and adversely affects, or poses a material risk of materially and adversely affecting, the business, operations, condition (financial or otherwise), assets (tangible or intangible), results of operations or prospects of SurgiCare and the SurgiCare Subsidiaries taken as a whole, or (ii) is reasonably likely to prevent or delay the consummation of the Acquisitions.

     (ee) “SurgiCare Subsidiary” means any subsidiary of SurgiCare.

     (ff) “Tax” or “Taxes” means all taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign authority, whether disputed or not, including without limitation (i) income, franchise, profits, gross receipts, ad valorem, net worth value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers’ compensation, unemployment compensation, disability, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, environmental (including taxes under Code section 59A), customs duties, registration, alternative and add-on minimum, estimated, transfer and gains taxes, or other tax of any kind whatsoever, and (ii) in all cases, including interest, penalties, additional taxes and additions to tax imposed with respect thereto.

     (gg) “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule, attachment or amendment thereto.

     (hh) “Trademarks” means all trademarks, service marks, trade names, trade dress, and logos, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

     (ii) “Transactions” means the Acquisitions and the other transactions contemplated by this Agreement, including without limitation the Recapitalization, the Debt Exchange the Equity Financing, the Board Election, the adoption of the New Equity Plan and the IPS Acquisition.

     SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors (or, in the case of DCPS, the DCPS Sellers) at any time prior to the Closing; provided, however, that the prior written consent of Brantley Partners IV and IPS shall be required for any amendment hereto. This Agreement may not be amended, except by an instrument in writing signed by the parties hereto.

     SECTION 9.05 Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein; provided, however, that the prior written consent of Brantley Partners IV shall be required in any such event. Any such extension or waiver will be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to this Agreement to assert any of its rights under this Agreement will not constitute a waiver of such rights.

     SECTION 9.06 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect as long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

     SECTION 9.07 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, provided, however, that each of SurgiCare and Newco will be entitled to assign this Agreement and any rights, interests or obligations hereunder to any of its Affiliates or, following the Closing, any senior lender of SurgiCare without the consent of DCPS, MBS or the Sellers. Subject to the preceding sentence, this Agreement will be binding upon and will inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     SECTION 9.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity.

     SECTION 9.09 Governing Law; Forum. This Agreement will be governed by, and construed in accordance with, the laws of the State of Texas applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law principles.

     SECTION 9.10 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

     SECTION 9.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement.

     SECTION 9.12 Entire Agreement. This Agreement (including the exhibits hereto, the disclosure schedule called for hereunder and furnished by SurgiCare and Newco to DCPS and MBS prior to the execution of this Agreement (the “SurgiCare Disclosure Schedule”) and the disclosure schedule called for hereunder and furnished by DCPS and MBS to SurgiCare and Newco prior to the execution of this Agreement (the “DCPS/MBS Disclosure Schedule”)) and the Confidentiality Agreements constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties hereto with respect thereto. No addition to or modification of any provision of this Agreement will be binding upon any party hereto unless made in writing and signed by all parties hereto.

     SECTION 9.13 Set-Off. Amounts owing by any Seller to SurgiCare or Newco under Section 2.07 of this Agreement may, but shall not be required to, be set-off against any amounts owing by SurgiCare or Newco to the Sellers under any provision of this Agreement (including without limitation Section 2.07) or the DCPS Notes.

     SECTION 9.14 Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, SurgiCare, Newco, DCPS, MBS and the Sellers have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SURGICARE:	SURGICARE, INC.

	By:	\s\ Keith LeBlanc
	Name: Title:	Keith LeBlanc CEO

NEWCO:	DCPS/MBS ACQUISITION, INC.

	By:	\s\ Keith LeBlanc
	Name: Title:	Keith LeBlanc President

DCPS:	DENNIS CAIN PHYSICIAN SOLUTIONS, LTD.

	By:	\s\ Dennis Cain
	Name: Title:	Dennis Cain President

MBS:	MEDICAL BILLING SERVICES, INC.

	By:	\s\ Tom M. Smith
	Name: Title:	Tom M. Smith President

DCPS SELLERS:	By:	\s\ Dennis Cain Dennis Cain

	By:	\s\ Valerie Cain Valerie Cain

MBS SELLERS:	By:	\s\ Tom M. Smith Tom M. Smith

	By:	\s\ John Pruitt John Pruitt

	By:	\s\ Jane Barnes Jane Barnes

Schedule 2.01(c)(i)

MBS Stockholder Percentages

Tom M. Smith	89	%*
John Pruitt	5%
Jane Barnes	5%
Brown & Associates	1	%*

*It is contemplated that the MBS Common Shares held by Brown & Associates will be transferred to Tom M. Smith prior to the Closing, in which case the Stockholder Percentage of Tom M. Smith will be 90% and the Stockholder Percentage of Brown & Associates will be 0%.

Schedule 2.01(c)(ii)

DCPS Percentages

Dennis Cain	50%
Valerie Cain	50%